SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934



(X)  Filed by the Registrant
( )  Filed by a Party other than the Registrant

Check the appropriate box:

(X)  Preliminary Proxy Statement
( )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12


                  Coastal Physician Group, Inc.

            (Name of Registrant as Specified In Its Charter)



   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


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      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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

                          PRELIMINARY PROXY STATEMENT
                           DATED AS OF JULY 31, 1996
                             SUBJECT TO COMPLETION

(Coastal Logo Appears Here)
                         COASTAL PHYSICIAN GROUP, INC.
                             2828 Croasdaile Drive
                          Durham, North Carolina 27705

                                                          August   , 1996

       Dear Shareholder:

            You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Coastal Physician Group, Inc. The meeting will be held at 9:00 a.m., local time, on Friday, September 27, 1996, at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina.


            At this year's annual meeting, you will be asked, in effect, to vote for or against the continued implementation of the Company's Comprehensive Business Plan, an aggressive recovery strategy that was approved and adopted by the Board of Directors and which the Company believes is the best approach to revitalize the Company's operations, restore the Company's profitability and maximize shareholder value. Your Board of Directors believes that the Comprehensive Business Plan, rather than returning control of the Company to Dr. Steven Scott, is the best way to maximize the value of Coastal.


            Specifically, you will be asked to choose between the directors nominated by the Board of Directors of the Company and individuals nominated by Dr. Scott, who until being placed on sabbatical leave by the Board of Directors in May of this year was the President and Chief Executive Officer of the Company. The directors nominated by the Board of Directors are committed to the implementation of the Comprehensive Business Plan.

            You will also be asked to vote on two non-binding shareholder resolutions. One of these resolutions, which has been proposed by the Company, seeks your approval of the Company's continued implementation of the Comprehensive Business Plan. The other resolution, proposed by Dr. Scott, seeks the appointment of a new committee of "independent" directors (of which Dr. Scott's nominees, if elected, would be members), which committee avowedly would pursue an alternate course of action for the Company (the "Scott Committee").
            We urge you to vote FOR the Board's nominees named on the enclosed White proxy card, to vote FOR the continued implementation of the Comprehensive Business Plan and to vote AGAINST Dr. Scott's proposal to form the Scott Committee.

            The Notice of 1996 Annual Meeting of Shareholders and Proxy Statement are attached hereto. The matters to be acted upon by our shareholders are set forth in the Notice of 1996 Annual Meeting of Shareholders and discussed in the Proxy Statement.

            We urge you to sign, date and return the enclosed White proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes.
            Thank you for your interest and support.
       Sincerely yours,

Jacque J. Sokolov, M.D.                                Joseph G. Piemont
Chairman                                               President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                          PRELIMINARY PROXY STATEMENT
                           DATED AS OF JULY 31, 1996
                             SUBJECT TO COMPLETION
                         COASTAL PHYSICIAN GROUP, INC.

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS


                        To be held on September 27, 1996

TO THE SHAREHOLDERS
  OF COASTAL PHYSICIAN GROUP, INC.

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders of Coastal Physician Group, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m., local time, on Friday, September 27, 1996, at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, for the following purposes:

          (1) To elect three members to the Company's Board of Directors to hold office until the 1999 Annual Meeting or until their successors are duly elected and qualified;

          (2) To approve the continued implementation of the Comprehensive Business Plan, an aggressive recovery strategy that was approved and adopted by the Board of Directors and which the Company believes is the best approach to revitalize the Company's operations, restore the Company's profitability and maximize shareholder value;

          (3) To consider a proposed resolution of Dr. Steven M. Scott, a shareholder and director of the Company, that the Board form an additional committee composed in part, if elected, of certain individuals nominated by Dr. Scott to serve as directors of the Company, which committee would purportedly consider additional or alternative means of maximizing shareholder value;
          (4) To ratify the action of the Board of Directors in selecting KPMG Peat Marwick LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1996; and

          (5) To transact such other business as may properly come before the 1996 Annual Meeting.


     The Board of Directors has fixed the close of business on August 21, 1996 as the record date for determining those shareholders entitled to notice of, and to vote at, the 1996 Annual Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed White proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.
                                    Joseph G. Piemont
                                    President and Chief Executive Officer

Durham, North Carolina
August   , 1996

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                          PRELIMINARY PROXY STATEMENT
                            DATED AS OF JULY 31, 1996
                             SUBJECT TO COMPLETION
                      1996 ANNUAL MEETING OF SHAREHOLDERS
                        OF COASTAL PHYSICIAN GROUP, INC.


                                PROXY STATEMENT
     This Proxy Statement and enclosed form of proxy are being furnished in connection with the solicitation by the Board of Directors (the "Board") of Coastal Physician Group, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's Common Stock (the "Common Stock") for use at the 1996 Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Friday, September 27, 1996, at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, or at any adjournments or postponements thereof (the "1996 Annual Meeting"). This Proxy Statement and the enclosed form of proxy are first being sent or given to holders of Common Stock
commencing on or about August   , 1996. Shareholders should review the
information provided herein in conjunction with the Company's 1995 Annual Report to Shareholders. The Company's principal executive offices are located at 2828 Croasdaile Drive, Durham, North Carolina 27705, and its telephone number is
(919) 383-0355.


     At this year's annual meeting, you will be asked, in effect, to vote for or against the continued implementation of the Comprehensive Business Plan, an aggressive recovery strategy that was approved and adopted by the Board of Directors and which the Company believes is the best approach to revitalize the Company's operations, restore the Company's profitability and maximize shareholder value. Your Board of Directors believes that the Comprehensive Business Plan, rather than returning control of the Company to Dr. Steven Scott, is the best way to maximize the value of Coastal.

     Specifically, you will be asked to choose between the directors nominated by the Board of Directors of the Company and directors nominated by Dr. Scott, who until being placed on sabbatical leave by the Board of Directors in May of this year was President and Chief Executive Officer of the Company. The directors nominated by the Company are committed to the implementation of the Comprehensive Business Plan.
     You will also be asked to vote on two non-binding shareholder resolutions. One of these resolutions, which has been proposed by the Company, seeks your approval of the Company's continued implementation of the Comprehensive Business Plan. The other resolution, proposed by Dr. Scott, seeks the appointment of a new committee of "independent" directors (of which Dr. Scott's nominees, if elected, would be members), which committee avowedly would pursue an alternate course of action for the Company (the "Scott Committee").
     YOUR BOARD URGES YOU TO VOTE FOR THE BOARD'S NOMINEES NAMED ON THE ENCLOSED WHITE PROXY CARD, TO VOTE FOR THE CONTINUED IMPLEMENTATION OF THE COMPREHENSIVE BUSINESS PLAN AND TO VOTE AGAINST DR. SCOTT'S PROPOSAL TO FORM THE SCOTT COMMITTEE.
                         INFORMATION CONCERNING PROXIES
     The enclosed proxy is solicited on behalf of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. THE BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ENCLOSED ENVELOPE. Shareholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person at the 1996 Annual Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the 1996 Annual Meeting.

     DO NOT SIGN ANY BLUE PROXY CARD SENT TO YOU BY DR. STEVEN SCOTT. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY CARD IN THE ENCLOSED ENVELOPE.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, ONLY YOUR BANK OR BROKER CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.
                                       1

     REMEMBER, IT WILL NOT HELP TO RETURN A PROXY CARD TO DR. SCOTT MARKED "WITHHOLD." DO NOT RETURN ANY BLUE PROXY CARD SENT TO YOU BY DR. SCOTT. THE ONLY WAY TO SUPPORT YOUR BOARD'S NOMINEES IS TO VOTE FOR THOSE NOMINEES ON THE WHITE PROXY CARD.

     If you have any questions or need further assistance in voting your shares, please call:
                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                            (212) 929-5500 (COLLECT)
                                       OR
                         CALL TOLL FREE 1-800-322-2885
                            PURPOSES OF THE MEETING
     At the 1996 Annual Meeting, the Company's shareholders will consider and vote upon the following matters:
          (1) The election of three members to the Board of Directors to serve until the 1999 Annual Meeting or until their successors are duly elected and qualified;

          (2) The proposal to approve the continued implementation of the Comprehensive Business Plan, an aggressive recovery plan that was approved and adopted by the Board of Directors and which the Company believes is the best approach to revitalize the Company's operations, restore the Company's profitability and maximize shareholder value;

          (3) A proposal of Dr. Steven M. Scott, a shareholder and director of the Company, that shareholders adopt a resolution seeking the formation of an additional committee of the Board of Directors composed in part, if elected, of certain individuals nominated by Dr. Scott to serve as directors of the Company, which committee would purportedly consider additional or alternative means of maximizing shareholder value;
          (4) The proposal to ratify the action of the Board of Directors in selecting KPMG Peat Marwick LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1996; and

          (5) Such other business as may properly come before the 1996 Annual Meeting.


     Any proxy given pursuant to this solicitation and received in time for the meeting will be voted as specified in such proxy. If the enclosed white proxy is executed and returned without instructions as to how it is to be voted, all shares represented by valid proxies received pursuant to this solicitation will be voted FOR the election of the Board's three nominees named herein, FOR the continued implementation of the Comprehensive Business Plan, AGAINST Dr. Scott's proposal to form the Scott Committee, FOR the appointment of KPMG Peat Marwick LLP as independent auditors for the Company's 1996 fiscal year and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the 1996 Annual Meeting and any adjournments thereof. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof by submitting a subsequent proxy or by attending the meeting and voting in person.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on August 21, 1996 as the record date (the "Record Date") for determining shareholders of the Company
entitled to notice of and to vote at the 1996 Annual Meeting. As of August   ,
1996, there were                shares of Common Stock outstanding, all of which
are entitled to one vote per share on all matters to be acted upon at the 1996 Annual Meeting.

     The representation in person or by proxy of a majority of the issued and outstanding shares of Common Stock entitled to vote will constitute a quorum at the 1996 Annual Meeting. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares entitled to vote at the 1996 Annual Meeting on those matters as to which authority to vote is withheld by the broker (the "Broker Non-Votes"). Directors of the Company are elected by a plurality vote. The three nominees receiving the highest vote totals will be elected as Directors of the Company. With respect to the election of directors, votes may be cast in favor of nominees or withheld. Accordingly,
                                       2
withheld votes and Broker Non-Votes will not affect the outcome of the election. Proposals 2 through 4 require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. Abstentions may be specified with respect to Proposals 2 through 4 and will be counted as present for purposes of such proposals. Since Proposals 2 through 4 require the approval of a majority of the shares present and entitled to vote, abstentions will have the practical effect of a negative vote on such proposals. Pursuant to Delaware law, Broker Non-Votes are treated as shares as to which voting power has been withheld by the beneficial owners thereof and, therefore, as shares not entitled to vote. Thus, although Broker Non-Votes on Proposals 2 through 4 will have no effect on the vote for such proposals, they have the practical effect of reducing the number of affirmative votes required to approve such proposals by reducing the total number of shares entitled to vote thereon.
                                   BACKGROUND

     At this year's annual meeting, shareholders will be asked, in effect, to vote for or against the continued implementation of the Company's Comprehensive Business Plan, an aggressive recovery plan that was approved and adopted by the Board of Directors and which the Company believes is the best approach to revitalize the Company's operations, restore the Company's profitability and maximize shareholder value. Your Board of Directors believes that the Comprehensive Business Plan, rather than returning control of the Company to Dr. Steven Scott, is the best way to maximize the value of Coastal.


     Specifically, you will be asked to choose between the directors nominated by the Board and directors nominated by Dr. Scott, who until being placed on sabbatical leave by the Board in May of this year was the Company's President and Chief Executive Officer. The directors nominated by the Board of Directors are committed to the implementation of the Comprehensive Business Plan.

     You will also be asked to vote on two non-binding shareholder resolutions. One of these resolutions, which has been proposed by the Company, seeks your approval of the Company's continued implementation of the Comprehensive Business Plan. The other resolution, proposed by Dr. Scott, seeks the appointment of a new committee of purportedly "independent" directors (of which Dr. Scott's nominees, if elected, would be members), which committee avowedly would pursue an alternate course of action for the Company (the "Scott Committee"). The Company believes that Dr. Scott's nomination of two persons to replace two of the Company's current independent directors, and his proposal to form the Scott Committee, constitute a transparent attempt by Dr. Scott to regain control of the Board. For the reasons set forth below, your Board believes that returning control of the Company to Dr. Scott would not be in the best interests of the Company's shareholders and would jeopardize the Company's attempt to return to profitability.
     YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE BOARD'S NOMINEES NAMED ON THE ENCLOSED WHITE PROXY CARD, TO VOTE FOR CONTINUED IMPLEMENTATION OF THE COMPREHENSIVE BUSINESS PLAN DESCRIBED BELOW AND TO VOTE AGAINST DR. SCOTT'S PROPOSED RESOLUTION TO FORM THE SCOTT COMMITTEE.
Dr. Scott Presided Over the Company's Decline and Did Not Return the Company to Profitability

     As noted above, Dr. Scott was the President and Chief Executive Officer of the Company until he was placed on sabbatical leave by the Board on May 29, 1996. In July of 1993, under the leadership of Dr. Scott, the Company embarked on an aggressive strategy of acquisitions outside its historical core businesses, ultimately expending over $325 million in cash and stock in an effort to diversify its businesses. At that time, the Board of Directors had been led to believe that this strategy would strengthen the Company. However, the Company was not able to integrate successfully the various acquired businesses, and in many cases was not able to sustain the successes that such businesses had experienced prior to their acquisition by the Company. Thus, during the period from February of 1994 until he was placed on sabbatical leave by the Board, Dr. Scott presided over a decline in market value of the Company of over $575 million, and a decline in the Company's stock price in excess of 80% from its peak of $40.25.1 During this period, the Company fell out of compliance with, was required to obtain numerous waivers from lenders under, and ultimately completely restructured the terms of its principal credit agreements. The Board and management believe that the value of the Company's stock has continued to decline since Dr. Scott was placed on sabbatical leave of absence principally as a result of (i) the general devaluation in the equity capital markets of
1Dr. Sokolov has been Chairman of the Company since December of 1994 and Chairman of the Board and Chief Executive Officer of a subsidiary of the Company acquired in November of 1994, Mr. Piemont was Senior Vice President and General Counsel of the Company from August of 1993 until May of 1996 and Mr. Corman has been Executive Vice President and Chief Financial Officer of the Company since May of 1995 and a director of the Company since 1991.

companies in the managed care sector, compounded by (ii) the costs and distraction from the implementation of the Comprehensive Business Plan caused by, and the divisive nature of, the proxy contest and pending litigation instituted by Dr. Scott. The managed care sector of the industry, as represented by the composite of managed care/health care services companies referenced in the Company's corporate performance graph and that are still publicly traded (see "Comparison of Cumulative Total Returns -- Corporate Performance Graph") experienced an average stock price decline of 26.2% from May 29, 1996 to July 30, 1996. In addition, the Company announced the Strategic and Financial Plan component of the Comprehensive Business Plan on July 9, 1996, on the same day that Dr. Scott instituted litigation against the Company and certain of its directors and officers and announced his intent to run an opposing slate of directors and propose an alternative strategy purportedly aimed at maximizing
shareholder value. The closing price of the Company's share price on July   ,
1996 was $          .

The Board Engaged Outside Turnaround and Financial Experts And Is Implementing a Recovery Plan

     In recognition of the contribution that Dr. Scott had made in founding and building the Company, and in the hope that Dr. Scott would be able to apply his knowledge and experience to reverse the Company's course, the Board of Directors did not immediately remove Dr. Scott from his positions as President and Chief Executive Officer at the time that the Company first suffered financial and operational difficulties in 1995. Rather, in February 1996, after the Company was required to seek waivers from its lenders in order to avoid defaults under its credit agreements, the Company sought the assistance of the national business turnaround services unit of Price Waterhouse LLP ("Price Waterhouse") to review the Company's operations, and shortly thereafter the financial advisory services of Morgan Stanley and Co., Incorporated ("Morgan Stanley") to conduct strategic and financial studies of the Company's businesses. After reviewing the recommendations of senior management and Price Waterhouse and the report of Morgan Stanley, the Board approved and adopted a Comprehensive Business Plan, described herein, designed to (i) improve and increase efficiency in the Company's existing operations and businesses; (ii) divest its non-strategic operating units, leaving in place the Company's core operations; and (iii) refinance and ultimately pay down its debt, enabling the Company to concentrate on the effective management of the Company's core operations. The Board believes that the Comprehensive Business Plan is the best alternative available to maximize the value of the Company.


     Price Waterhouse began an intensive evaluation of the Company's problems in February 1996, concentrating its review on the Company's cash flow, and later on the operational aspects of the Company in order to streamline the operations and increase efficiency in each of the Company's existing business operations. Based in part on that review, the Board believes that Dr. Scott failed, as President and Chief Executive Officer, to (i) put in place effective policies and procedures for the successful integration of the various acquisitions (undertaken by the Company at Dr. Scott's initiative) into the operations of the Company, and (ii) implement effective measures for the control of the day-to-day operations of the Company, including the establishment of appropriate cash flow, accounts receivable and collections procedures, management information systems and other operational arrangements. The Board believes these failures contributed significantly to the decline in the Company's performance.


     On March 19, 1996, based on the strong recommendations of senior management (including the recommendation of Dr. Scott) and Price Waterhouse, the Board of Directors, including Dr. Scott, unanimously approved the implementation of a management action plan (the "Management Action Plan") that provided for (1) a continuing review of all aspects of the Company's operations and business units and (2) the implementation of actions to improve the cash flow and financial results of the Company as a whole and to improve the contribution of each business unit to the Company's overall financial and strategic objectives. The Board contemplated that Price Waterhouse, its outside experts in the turnaround area, would continue to have a significant role in implementing the Plan that it had helped to devise, and would focus in particular on the operational arrangements that the Board believed needed special attention. Thus, effective on April 4, 1996, and with the unanimous approval of the Board (including the support of Dr. Scott), the Company entered into a formal engagement letter with Price Waterhouse (the "Engagement Letter") providing Price Waterhouse with the authority that it believed it needed to implement the Management Action Plan. At this time, also with the unanimous agreement of the Board (including the support of Dr. Scott), the Board formed a committee of independent directors (the "Independent Committee") chaired by the non-voting Dr. Sokolov (who is the Chairman of the Board of the Company and Chairman of the Board and Chief Executive Officer of a subsidiary of the Company), to supervise the implementation of the Management Action Plan by representatives of Price Waterhouse who would act as Plan Managers. See "Management Action Plan."

     After initiating the Company's operational improvements, management and the Board turned their attention to developing an overall strategic and financial plan to assist them in developing the most appropriate strategy to achieve both the Company's near-term liquidity needs and increase shareholder value and position the Company for the future. On July 8, 1996, complementing the Management Action Plan, and following a study of alternatives available to the Company undertaken in conjunction with Price Waterhouse and Morgan Stanley, the Board of Directors approved a comprehensive strategic
                                       4
and financial plan (the "Strategic and Financial Plan," and together with the Management Action Plan, the "Comprehensive Business Plan") to refocus on its core operations and to divest certain operating units to address its debt service requirements and improve the enterprise value of the Company. This strategy includes (i) the divestiture of certain clinical operations and other non-core businesses, leaving the Company with the strategic hospital-based contract services and billing businesses, and (ii) the refinancing and ultimate paydown of debt.

     The Board of Directors considered four alternatives to the Strategic and Financial Plan: (i) the sale of the entire Company; (ii) a "preemptive" divestiture approach, which involved the sale of certain assets in addition to those contemplated by the Strategic and Financial Plan; (iii) the exploration of a minority equity investment in the Company from a strategic partner, and (iv) the exploration of a private equity placement in the Company with a financial investor. The Board of Directors chose not to adopt the alternatives to the Strategic and Financial Plan at this time because of, among other reasons, its view that the sale of the entire Company and "preemptive" divestiture approaches would require the sale of assets at values which it believed would likely have been below future realizable values, the potential for dilution to current shareholders and the potential for conflicts regarding strategic decisions between outside investors and the Company which could have delayed or disrupted the implementation of the chosen course of action.

Dr. Scott Hindered Implementation of the Comprehensive Business Plan, and was Placed on Leave

     In the months immediately following the unanimous adoption of the Management Action Plan, and while the Strategic and Financial Plan was being developed, the Board formed the view that Dr. Scott was unable to work in a productive manner with the Board, senior management and Price Waterhouse to effect the Company's turnaround. In particular, Dr. Scott disagreed with the Plan Managers over a variety of subjects, including the respective roles of the Plan Managers and Dr. Scott; the relationship between the Company and Dr. Scott's Century American Insurance Company ("Century Insurance") (see "Certain Transactions"); the retention, dismissal and reassignment of employees; and the negotiation and execution of certain operational contracts. More specifically, Dr. Scott disparaged the efforts of the Plan Managers in meetings with officers of the Company and countermanded critical personnel and operational decisions made by the Plan Managers. In addition, Dr. Scott made what the Plan Managers believed to be incessant and unreasonable demands upon the Plan Managers' time, often insisting that they call or meet with him numerous times per day such that the Plan Managers were unable to spend their time in a productive fashion. As a result, the Plan Managers believed that their ability to implement the Management Action Plan component of the Comprehensive Business Plan was substantially impeded. In April and May of 1996, Price Waterhouse indicated to the Independent Committee and the Board that because of Dr. Scott's uncooperative approach it would have to reconsider its role under the Management Action Plan if it were required to continue to work under the supervision or control of Dr. Scott.


     On May 29, 1996, the Board determined that Dr. Scott's actions were not compatible with the implementation of the Management Action Plan, and determined to place Dr. Scott on sabbatical leave throughout the remainder of 1996. Joseph
G. Piemont, then Executive Vice President and General Counsel of the Company, was elected President and Chief Executive Officer.


     The placement of Dr. Scott on sabbatical leave was approved by a vote of 6-3, with Dr. Scott, Dr. Bertram E. Walls and Mr. John A. Hemingway voting against. The Company believes that Dr. Walls and Mr. Hemingway will continue to support the positions advocated by Dr. Scott based on the long-standing relationships between Dr. Scott and each of Dr. Walls and Mr. Hemingway, the difficulties in the relationship between the Company and each of Dr. Walls and Mr. Hemingway and the historical voting patterns since the adoption of the resolutions placing Dr. Scott on a sabbatical leave of absence.


     Drs. Scott and Walls have long been closely associated. Drs. Scott and Walls were colleagues at Duke University and entered into private practice together following their medical training and prior to Dr. Scott's invitation to Dr. Walls to join him as a partner in the early years of the Company's existence. Dr. Walls is presently the trustee of certain trusts for the benefit of Dr. Scott's children and is President of Dr. Scott's 100%-owned Century American Insurance Company ("Century Insurance").


     Moreover, Dr. Walls has joined Dr. Scott as a co-plaintiff in the lawsuit brought against the Company and certain of the Company's officers and directors. One of the claims alleged in the complaint centers around the Company's refusal to ratify a five-year contract for insurance to be provided by Drs. Scott's and Wall's Century Insurance which outside consultants hired by the Company have recommend against. See "Certain Legal Proceedings."


     Mr. Hemingway also has a long-standing relationship with Dr. Scott. Mr. Hemingway was a longtime employee and is a longtime director of the Company who was removed by the Board from his position as President of Coastal Physician Services, Inc. ("CPS"), one of the Company's most important businesses, at the recommendation of the Plan Manager.

Dr. Scott objected to Mr. Hemingway's removal as President of CPS in May of 1996 and again to Mr. Hemingway's removal as Secretary of the Company on July 26, 1996. Prior to his removal as Secretary of the Company, Mr. Hemingway has claimed that he has been de facto terminated by the Company.


     Each of Dr. Walls and Mr. Hemingway has reciprocated the loyalty that Dr. Scott has shown to them. As noted above, the resolutions placing Dr. Scott on sabbatical leave of absence were approved by a vote of 6-3, with Drs. Scott and Walls and Mr. Hemingway voting against. Since May 29, 1996, other than setting the date of the 1996 Annual Meeting (which was approved by the unanimous vote of those directors present), these three Directors, to the extent present at meetings, have consistently voted as a block, either voting against or abstaining from the vote. Drs. Scott and Walls and Mr. Hemingway have either voted against or abstained from, among other things, resolutions approving the Strategic and Financial Plan in June of 1996, and each of Dr. Scott and Mr. Hemingway, on July 26, 1996, refused to approve (a) the nomination of the Company's slate of directors, (b) the shareholder resolution to approve the continued implementation of the Comprehensive Business Plan, (c) advancement of expenses to the officers and directors who are named defendants in the litigation instituted by Drs. Scott and Walls, (d) the delegation to the Plan Management Committee of the supervision of the Company's response to the litigation commenced by Drs. Scott and Walls, and (e) other matters brought before the Board on July 26, including approval of the Company's preliminary proxy statement. Dr. Walls did not attend the board meeting held on July 26, 1996, and did not notify the Company that he would not be able to attend such meeting.


     For the reasons set forth above, it is the Company's firm belief that Dr. Walls and Mr. Hemingway will continue to remain loyal to and support the positions advocated by Dr. Scott.

Dr. Scott's Attempt to Regain Control of the Board is Against the Economic Interests of Shareholders
     The Company believes that Dr. Scott's desire to replace Board members serving on the Independent Committee and pass a resolution to form the Scott Committee is a transparent attempt to regain control of a Company that Dr. Scott built but could not effectively manage. Indeed, despite the fact that his preliminary proxy statement states that he "does not intend . . . to personally fill [the] position [of Chief Executive Officer]," Dr. Scott is currently suing the Company in an attempt to be reinstated in that very position. See "Certain Legal Proceedings."

     Dr. Scott was the President and Chief Executive Officer and was charged with operational control of the management of the Company during the period when the Company lost in excess of 80% of its market price from its peak of $40.25. The Board believes that his management practices contributed significantly to the decline in the Company's performance. In addition, although outside experts were retained, with the unanimous approval of the Board (including the support of Dr. Scott) in an attempt to address the Company's situation, Dr. Scott chose not to cooperate with them. Only after he was rebuffed by the Board of Directors, which chose to follow through with its commitment to restoring the Company to its former health, did he begin his campaign to replace existing directors with so-called "independent" directors and advocate other steps purportedly aimed primarily at "maximizing shareholder value." Prior to his public announcement of his intention to seek proxies, Dr. Scott had never suggested to the Board a sale of the entire Company.


     The identity of one of Dr. Scott's nominees -- attorney Mitchell W.
Berger -- belies any notion that the outside directors Dr. Scott is attempting to add to the Board would be truly "independent." While Dr. Scott was acting as President and Chief Executive Officer, he caused the Company to retain Mr. Berger's firm to represent the Company. Berger & Davis P.A., of which Mr. Berger is a partner, has represented the Company or its subsidiaries on a number of matters, including representing (i) a subsidiary of the Company in certain acquisitions and dispositions of clinics of a multi-clinic practice group in Florida, and (ii) a former subsidiary of the Company in certain on-going litigation for which the Company remains liable. The Company incurred expenses in excess of $200,000 for services rendered by Berger & Davis in 1995 and already has incurred expenses in excess of $55,000 in 1996. (The Company has not retained Mr. Berger or his firm for any new matters since Dr. Scott was placed on leave.)


     In addition, Berger & Davis has represented Dr. Scott on numerous personal matters, including certain real estate matters involving subsidiaries of the Company and entities controlled by Dr. Scott. For example, Berger & Davis represented Coral Ridge Property Land Trust, an entity controlled by Dr. Scott, as landlord in negotiations with subsidiaries of the Company as tenants. In fact, Mr. Berger has served as trustee to the Coral Ridge Property Land Trust. See "Certain Transactions." Dr. Scott's preliminary proxy statement, which seeks Mr. Berger's appointment to a committee of "independent" directors, does not fully disclose Dr. Scott's personal connection to Mr. Berger.

     Tellingly, Dr. Scott rejected the Company's offer to expand the Board to add two completely independent directors that would be recommended by an independent director search firm.
                                       6

     According to Dr. Scott's preliminary proxy materials, his other nominee -- Henry J. Murphy -- is a retired accountant who once specialized in "corporate recovery" services. The Board has, by a unanimous vote, including the support of Dr. Scott, already retained Price Waterhouse to provide such services to the Company. Dr. Scott's demonstrated unwillingness or inability to cooperate with Price Waterhouse's representatives surfaced only after Price Waterhouse's representatives gained familiarity with the Company's operations and the sources of its inefficiencies. Therefore, it is not clear that Dr. Scott would accept the advice or recommendations of, or cooperate with, another independent or objective party.

     Dr. Scott's plan to regain control of the Board is transparent -- even if the careful language of his preliminary proxy materials attempt to deny it. Dr. Scott seeks to replace two truly independent directors who are members of the existing Independent Committee with two individuals chosen by Dr. Scott. Dr. Scott refused the Company's offer to retain an independent director search firm to recommend truly independent nominees. If elected, the Scott Nominees, together with Dr. Scott, Dr. Walls and Mr. Hemingway, would constitute a majority of the nine-member Board, and would have the ability to control all Board decisions (including the selection of all of the members of the Scott Committee). Based on the Company's performance under Dr. Scott's control, the Board believes that returning control of the Company to Dr. Scott would be a reversal of direction and a return to the failed strategies and management style of the 1993 to early 1996 period.

     Moreover, the Board believes that it is of utmost importance to demonstrate to the Company's stockholders, customers, employees, suppliers and creditors that the Company is dedicated to restoring its success. In this regard, and especially while the Company is attempting to regain credibility in the financial markets, the Board believes that particular skepticism should be applied to any proposed related party transaction of the nature described under "Certain Transactions," which, even if disclosed, would tend to result in substantial enrichment of Dr. Scott while an officer and director of the Company. The Board questions the ability of a Board controlled by Dr. Scott to apply appropriate scrutiny in that regard.
     Your Board believes that Dr. Scott's attempt to bring in one of his close associates and a retired accountant to "maximize the value" of the Company is disingenuous and potentially disastrous. Dr. Scott led the Company into, and has already demonstrated his inability to lead the Company out of, its current situation. The Company regrets that Dr. Scott has elected to pursue this costly and divisive effort to regain control of the Board, and believes that the best strategy to return to profitability -- and truly maximize shareholder value -- is to continue to implement the Comprehensive Business Plan adopted by your Board. WE URGE YOU TO SHOW YOUR SUPPORT FOR THE BOARD'S PLAN BY SIGNING, DATING AND RETURNING THE WHITE PROXY CARD.
                                   PROPOSAL 1
                             ELECTION OF DIRECTORS
The Company's Nominees
     The Company's Certificate of Incorporation and Bylaws provide for nine directors of whom one-third are elected each year to serve for three-year terms. Each director elected at the 1996 Annual Meeting will serve for a term expiring at the 1999 Annual Meeting of Shareholders, or until his successor has been duly elected and qualified. The Company's Board of Directors has nominated Norman H. Chenven, M.D., Robert V. Hatcher, Jr. and Richard Janeway, M.D. for election for terms expiring in 1999.
 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE ABOVE-
                   NAMED NOMINEES FOR ELECTION AS DIRECTORS.
     Each of the Board's nominees is a current independent member of the Board of Directors. See "Executive Officers and Directors." The Board of Directors has no reason to believe that any of its nominees will refuse to act or be unable to accept election; however, in the event that any such nominee is unable to accept election or if any unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person or persons as may be designated by the Board of Directors, unless otherwise directed by a proxy.
Other Nominees

     Any shareholder who is a shareholder on the Record Date and at the time of giving the Notice (as defined below) may nominate a person or persons for election to the Board of Directors provided that such shareholder complies with the following procedures. Written notice of the shareholder's intent to submit a nomination at the 1996 Annual Meeting must be delivered to the Secretary of the Company not later than the close of business on August 13 (the "Notice"). The Notice must set forth (i) as to each proposed nominee, all information relating to such person that is required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be disclosed in solicitations of proxies for election of directors;

(ii) each nominee's written consent to be named as a nominee and to serve if elected; (iii) the name and address of the nominating shareholder as they appear on the Company's books and records; (iv) the number of shares of Common Stock owned by the nominating shareholder; (v) a description of all arrangements or understandings between the nominating shareholder and each nominee or any other person pursuant to which the nomination is to be made by the nominating shareholder. Nominating shareholders also must comply with all applicable requirements of the Exchange Act and the regulations promulgated thereunder with respect to a nomination submitted pursuant to the Notice. If the chairman of the 1996 Annual Meeting determines and declares that the nominating shareholder has not complied with this procedure, the nomination will not be accepted.


Executive Officers and Directors

     The following table sets forth certain information with respect to the executive officers and directors of the Company and executive officers of subsidiaries of the Company who have significant policy-making authority:

Name                                 Age   Position
Joseph G. Piemont                    41    President and Chief Executive Officer
Jacque J. Sokolov, M.D. (1)(2)(5)    41    Chairman of the Board; Chief Executive Officer, Advanced Health Plans, Inc.
Steven M. Scott, M.D.                48    Director
Stephen D. Corman (1)                53    Director, Executive Vice President and Chief Financial Officer
Robert V. Hatcher, Jr. (3)(4)(5)     65    Director
John A. Hemingway (1)                60    Vice Chairman of the Board
Richard Janeway, M.D. (3)(4)(5)      63    Director
John P. Mahoney, M.D. (1)(2)(5)      47    Director
Bertram E. Walls, M.D. (2)           44    Director
Norman H. Chenven, M.D. (2)(5)       50    Director
Ray A. Spillman                      49    Senior Vice President, Secretary and General Counsel
John G. Ball                         57    President, Coastal Physician Services, Inc.
Edward L. Suggs, Jr.                 44    President and Chief Executive Officer, Healthcare Business Resources, Inc.
Eugene F. Dauchert, Jr.              42    President and Chief Executive Officer, Physician Care Networks, Inc.
Timothy W. Trost                     38    Vice President, Corporate Controller and Chief Accounting Officer


(1) Member of the Executive Committee of the Board of Directors.
(2) Member of the Nominating Committee of the Board of Directors.
(3) Member of the Audit Committee of the Board of Directors.
(4) Member of the Compensation Committee of the Board of Directors.
(5) Member of the Independent Committee of the Board of Directors. Dr. Sokolov serves as chairman and a nonvoting member of this committee.
     Mr. Piemont was appointed President and Chief Executive Officer on May 29, 1996 after serving as Senior Vice President and General Counsel of the Company from August 1993 to May 1995, when he was promoted to Executive Vice President. Mr. Piemont was General Counsel of Amresco Holdings, Inc. ("Amresco"), a financial services company and former subsidiary of NationsBank Corporation, from 1992 until joining the Company. Prior to his association with Amresco, Mr. Piemont was Associate General Counsel of NationsBank of Texas, N.A. Mr. Piemont is a member of the North Carolina and American Bar Associations and received a B.A. degree in Economics from the University of North Carolina at Charlotte and a J.D. degree from Emory University Law School.
     Dr. Sokolov has been Chairman of the Board since December 1, 1994. He is the founder and since 1992 has been the Chief Executive Officer of Advanced Health Plans, Inc., which became a subsidiary of the Company in November 1994. Dr. Sokolov received a B.A. degree in medicine from the University of Southern California and an M.D. with honors from the University of Southern California School of Medicine. He completed his internal medicine residency at the Mayo Graduate School of Medicine and his fellowship in cardiovascular diseases from the University of Texas -- Southwestern Medical School. Dr. Sokolov previously held and currently holds academic appointments and advisory board responsibilities, including positions in the Schools of Medicine, Management, Public Health and Pharmacy at Harvard University, the Massachusetts Institute of Technology, the University of Pennsylvania, the University of California at Los Angeles, the University of Southern California and the Wharton School of the University of Pennsylvania. He serves on the boards of the Washington
                                       8

Business Group on Health, the National Fund for Medical Education, the National Health Foundation and California Health Decisions. Dr. Sokolov also serves on the advisory boards of the National Health Policy Council, the National Resource Center on Worksite Promotion, the White House Health Project and the Health Care Advisory Committee for California Insurance Commissioner John Garamedi.
     Dr. Scott has been a director of the Company since its formation in 1977. Dr. Scott served as Chairman of the Board of Directors from 1977 to December 1, 1994, and as President and Chief Executive Officer of the Company from 1977 to May 29, 1996. As noted above, on May 29, 1996, Dr. Scott was placed on sabbatical leave of absence from his positions as President and Chief Executive Officer. Dr. Scott has obstetrics and gynecology practice experience and clinical and administrative emergency department experience. He is board-certified in obstetrics and gynecology and is a member of the clinical faculty at Duke University Medical Center. Dr. Scott received his undergraduate degree and medical education from Indiana University. Dr. Scott completed his residency in the Department of Obstetrics and Gynecology at Duke University Medical Center.
     Mr. Corman became Executive Vice President and Chief Financial Officer in May 1995 and has been a director since 1991. He was a director and Vice President of Finance of Burroughs Wellcome Co., a pharmaceutical company, from 1986 to 1995 and its Chief Financial Officer from 1989 to 1995. Mr. Corman worked for Burroughs Wellcome Co. from 1975 to 1995 and, in addition to the positions previously described, held positions as Assistant to the Controller, Assistant to the Treasurer, Controller and Treasurer. Previously, he was Treasurer and Chief Financial Officer of Cooper U.S.A., Inc., a pharmaceutical company, and senior auditor for the accounting firm of Price Waterhouse LLP ("Price Waterhouse"). Mr. Corman received a B.S. degree in Accounting from Indiana University and is a member of several professional associations, including the American Institute of Certified Public Accountants, the North Carolina Association of Certified Public Accountants, the Tax Executives Institute and the Financial Executives Institute.
     Mr. Hatcher has been a director since 1991. He was Chief Executive Officer of Johnson & Higgins, a provider of insurance consulting and brokerage services, from 1981 until his retirement in 1990, and its Chairman from 1982 until his retirement. While with Johnson & Higgins from 1968 until 1981, Mr. Hatcher held the positions of President and Chief Operating Officer. Mr. Hatcher received a B.A. degree in Economics from the University of Virginia in 1953. He is currently a director of Media General, Inc., a diversified media company.

     Mr. Hemingway, a director since 1982, has been Vice Chairman of the Board of Directors since 1987. Mr. Hemingway also served as Senior Executive Vice President of the Company until July of 1996 and served as Chief Executive Officer of Coastal Physician Services, Inc. ("CPS"), a subsidiary of the Company, from January 1996 to May 1996. From 1992 to 1993, Mr. Hemingway served as President of Coastal Physician Contract Services Group, Inc. From 1990 to 1992, he served as President of Coastal Emergency Services Management Group, Inc. From 1983 to 1990, he served as the Company's Senior Vice President of New Business Development. Previously, he was Executive Vice President and Chief Operating Officer of Liggett & Myers International, Inc., where he worked for 19 years. Mr. Hemingway received a B.A. degree from Duke University.

     Dr. Janeway, a director since April 1994, has been a member of the faculty since 1966 and a Professor of Neurology since 1971 of The Bowman Gray School of Medicine of Wake Forest University. He served as Vice President for Health Affairs of Wake Forest University from 1983 until 1990, Dean of the Bowman Gray School from 1971 until 1994 and has served as Executive Vice President for Health Affairs of Wake Forest University since 1990. He is a director of Southern National Corporation, the bank holding company for Branch Banking and Trust Company, which is a participating lender under the Company's senior credit facility. Dr. Janeway received his undergraduate degree from Colgate University and his medical degree from the University of Pennsylvania School of Medicine.
     Dr. Mahoney, a director since December 1994, served as Chief Executive Officer of Health Enterprises, Inc. from 1987 until it was acquired by the Company in November 1994. Dr. Mahoney served as President and Chief Executive Officer of Healthplan Southeast, Inc., a subsidiary of the Company, from December 1994 through December 1995. In December 1995, he returned to private practice as a board-certified pathologist. Through 1994, Dr. Mahoney was employed on a part-time basis by Health Enterprises, Inc. while maintaining his private practice as a board-certified pathologist with Ketchum, Wood, Burgert, Chartered d/b/a Pathology Associates. In addition to his medical degree, Dr. Mahoney holds a Masters of Business Administration degree from the University of South Florida.
     Dr. Walls, a director since 1991, was President of Coastal Physician Contract Services Group, Inc. from January through December 1994. Effective January 1, 1995, Dr. Walls became the President of Century American Insurance Company ("Century Insurance"). See "Certain Transactions." From 1992 to 1993, Dr. Walls was the President of Sunlife OB/GYN Services,
                                       9

Inc., a subsidiary of the Company, as well as its Chief Medical Officer from 1991 to 1993. From 1981 through 1990, Dr. Walls was in the private practice of obstetrics and gynecology with Valley Women's Center, P.A. in Fayetteville, North Carolina. He is board certified in obstetrics and gynecology and is a member of the clinical faculty at Duke University Medical Center. Dr. Walls received a B.S. degree in Science from North Carolina A&T State University and his medical degree from Duke University. He completed his residency in obstetrics and gynecology at Duke University Medical Center.

     Dr. Chenven became a director of the Company on September 1, 1995. Dr. Chenven is the founder and since 1980 the President and Chief Executive Officer of Austin Regional Clinic, P.A. Dr. Chenven is board certified in family practice and received his medical degree from State University of New York, Brooklyn, New York. Dr. Chenven is active with the Travis County Medical Society and the Texas Medical Association ("TMA"). He has served on TMA's Special Committee on Health System Reform and is currently an advisor to TMA's Physician Service Organization.


     Mr. Spillman joined the Company as Senior Vice President and General Counsel on July 22, 1996 and was named Secretary of the Company on July 26, 1996. Prior to joining the Company, Mr. Spillman served as Assistant General Counsel of NationsBank Corporation since 1994 and prior to that served as Associate General Counsel of NationsBank of Texas, N.A. from 1989 until he was named Deputy General Counsel in 1992. Mr. Spillman is a member of the North Carolina, New York and American Bar Associations and received an A.B. degree in Economics from the University of North Carolina at Chapel Hill and a J.D. degree from Columbia University School of Law.

     Dr. Ball became President of CPS on May 22, 1996. Since 1989, Dr. Ball has been a principal of High Performance Partners, a firm providing financial, strategic planning, marketing and turnaround advisory services and interim management to a variety of public and private companies. Dr. Ball received a B.S. degree in chemical engineering from Louisiana Tech University, a Ph.D. in chemical engineering from the University of Texas, a M.B.A. from the University of Richmond, and a M.S. in organizational behavior from Carnegie Mellon University.
     Mr. Suggs has been with Healthcare Business Resources, Inc., a subsidiary of the Company, since 1986 and its President since 1987. Previously, Mr. Suggs was Assistant Controller of Oxford Development Company, a real property development firm, and a tax manager for the accounting firm of Ernst & Young LLP. He received a B.S. degree in Accounting from the University of North Carolina at Charlotte. Mr. Suggs is a member of the American Institute of Certified Public Accountants, the North Carolina Association of Certified Public Accountants and the Healthcare Financial Management Association.
     Mr. Dauchert has been President and Chief Executive Officer of Physician Care Networks, Inc., a subsidiary of the Company, since 1994. Prior to joining the Company, Mr. Dauchert was a partner in the law firm of Moore & Van Allen, PLLC where he focused his practice on health care, corporate and tax matters for 16 years. Mr. Dauchert received a B.A. from the University of North Carolina at Chapel Hill and a J.D. degree with honors from the University of North Carolina School of Law. He is a member of the North Carolina and American Bar Associations, and is active in numerous health care sections of those organizations.

     Mr. Trost joined the Company as Vice President of Corporate Development in March of 1994 and was named Vice President, Corporate Controller and Chief Accounting Officer in January 1996. Prior to joining the Company, Mr. Trost served since 1992 as Vice President of Finance/Controller for Morganite North America Inc., the U.S. holding company of The Morgan Crucible Company plc, a manufacturer of specialized materials and components. Prior to that, Mr. Trost spent a total of 12 years (in four offices) with the accounting firm of Price Waterhouse. Mr. Trost received a B.S. degree in Accounting from the University of Illinois at Urbana-Champaign, is a certified public accountant, and is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants.

Meetings and Committees of the Board of Directors
     During 1995, the Company's Board of Directors held 11 meetings and took certain actions by unanimous written consent. Dr. Chenven, who became a director during the third quarter of 1995, Dr. Walls and Mr. Hatcher were the only incumbent directors who attended fewer than 75% of the Board of Directors and assigned committee meetings held during 1995.
     Dr. Scott, Mr. Hemingway and Dr. Walls served as members of the Executive Committee during 1995. The Executive Committee is authorized to exercise the authority of the Board of Directors. The Executive Committee did not meet during 1995 but took action by unanimous written consent eight times during the year. On May 29, 1996, the Executive Committee was expanded to four members and Drs. Sokolov and Mahoney and Messrs. Hemingway and Corman were appointed to the committee.
                                       10

     Mr. Hatcher and Dr. Janeway served as members of the Audit Committee during 1995. Until becoming Executive Vice President and Chief Financial Officer in May 1995, Mr. Corman also served as a member of this committee. The principal functions of this committee are to make recommendations to the Board of Directors with respect to the selection of the Company's independent certified public accountants, to review the Company's internal controls and confer with and make recommendations to the Company's independent certified public accountants concerning the scope and results of their audit. The Audit Committee met five times during 1995.
     Mr. Hatcher and Dr. Janeway also served as members of the Compensation Committee during 1995. Until becoming Executive Vice President and Chief Financial Officer of the Company in May 1995, Mr. Corman also served as a member of this committee. The principal functions of this committee are to review and make recommendations to the Board of Directors with respect to the compensation of the executive officers of the Company. The Compensation Committee met twice during 1995.
     Mr. Hemingway and Dr. Walls served as members of the Nominating Committee during 1995. The Nominating Committee did not meet during 1995 but took action by unanimous written consent twice during the year. On May 29, 1996, the Nominating Committee was increased to four members and Drs. Sokolov, Mahoney, Walls and Chenven were named to the committee. The principal functions of this committee are to recommend to the Board of Directors nominees for election as directors at the Company's annual meetings of shareholders and to recommend nominees to fill any vacancies occurring between such meetings.
Management Action Plan

     On March 19, 1996, the Board of Directors approved the implementation of the Management Action Plan. See "Background". Effective April 4, the Board of Directors approved the Engagement Letter pursuant to which the Company engaged Price Waterhouse to implement the Plan and appointed Dennis I. Simon and Bettina
M. Whyte of Price Waterhouse as plan managers (the "Plan Managers"). The Engagement Letter provides that the Plan Managers will at all times be under the supervision, control and direction of a special committee of the Board of Directors composed of directors who are not employed by or affiliated with the Company (the "Independent Committee"). The Independent Committee was formed by resolutions also adopted by the Board on April 4, 1996 and consists of Drs. Janeway, Chenven and Mahoney and Mr. Hatcher, with Dr. Sokolov (who is the Chairman of the Board of the Company and Chairman of the Board and Chief Executive Officer of a subsidiary of the Company) serving as chairman and a nonvoting member. (Dr. Scott seeks to replace as members of the Board of Directors Dr. Chenven and Mr. Hatcher, both of whom are truly independent directors, with his own hand-picked nominees -- one of whom is his personal lawyer whose firm has previously represented Dr. Scott in negotiations against the Company.) The Independent Committee is authorized to (i) supervise, control and direct implementation of the Management Action Plan, (ii) meet and consult with the Plan Managers, other members of the Board of Directors, and the officers of the Company and its subsidiaries regarding implementation of the Management Action Plan and (iii) take any and all further actions deemed appropriate and in the best interests of the Company relating to the Management Action Plan and its implementation by the Plan Managers. The Engagement Letter will remain in effect, unless sooner terminated by the Company or Price Waterhouse, for a period of twelve months or the repayment of the Company's outstanding obligations under its bank credit facilities or any amendment or restructuring thereof.

     Pursuant to the Engagement Letter, the Company has agreed to pay Price Waterhouse $70,000 per month for the services of the Plan Managers, and $46,400 per month for any additional Price Waterhouse personnel that may provide services under the agreement. In addition, the Company granted Price Waterhouse an option, granted in consideration of a credit of $250,000 against fees payable by the Company to Price Waterhouse in the eleventh and twelve months of their engagement, to purchase 50,000 shares of common stock of the Company at a price of $7 7/8, which option is not yet vested, and a separate option to purchase up to 50,000 shares of common stock of the Company, which option shall vest at the rate of 10,000 shares each month for five months commencing May 15, 1996, at a strike price equal to the average closing price of the common stock on the New York Stock Exchange for the first ten trading days of each month prior to the vesting date.
     In performing their duties under the Engagement Letter, the Plan Managers have broad authority to conduct the day-to-day operations of the Company, including making operational decisions relevant to cash flows, implementing cost containment measures, hiring and terminating nonexecutive employees, making recommendations to the Special Committee regarding asset dispositions and related matters, managing and controlling cash outflows and commitments, including those related to contractual obligations and employee compensation plans, and submitting recommendations regarding the retention of investment bankers and other professional advisors to the Company. Set forth below are descriptions of the business experience of each of the Plan Managers during the past five years.
                                       11

     Mr. Simon, age 54, currently serves as a Senior Managing Director of Business Turnaround Services for Price Waterhouse. He has been associated with Price Waterhouse since 1993. Mr. Simon served as Executive Vice President and Western Managing Director of Buccino & Associates from October 1990 through January 1993. He currently serves on the Board of Directors for the Turnaround Management Association. Mr. Simon received a B.A. in economics from American International College and a M.B.A. with distinction from Harvard University.
     Ms. Whyte, age 47, currently serves as a Partner and a National Director of Business Turnaround Services for Price Waterhouse. She has been associated with Price Waterhouse since 1990. Ms. Whyte is a member of the Certification Committee for the Association of Turnaround Professionals, the National Association of Bankruptcy Trustees, the American Bankruptcy Institute, and the American Institute of Insolvency Accountants. She is a Certified Insolvency and Restructuring Accountant and serves on the Board of the Association of Insolvency Accountants and on the Advisory Board of the Commercial Finance Association. Ms. Whyte graduated Phi Beta Kappa with a B.S. in Economics from Purdue University and received a M.B.A. from Northwestern University where she was named the Cunningham Scholar.
                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     Except as indicated under "Security Ownership of Management," the following is the only shareholder known to the Company to be the beneficial owner of more than five percent of the Common Stock as of May 31, 1996:

Name and Address of                                                             Amount and Nature        Percent of
Beneficial Owner                                                             of Beneficial Ownership    Common Stock
Heartland Advisors, Inc...................................................          2,567,050(1)            10.67%
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202

(1) Includes 2,319,450 shares with respect to which the shareholder has voting and investment power and 247,600 shares with respect to which the shareholder has investment power only.
                        SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of May 31, 1996 by: (i) each director and nominee for director of the Company; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder's shares.

                                                                                               Amount and
                                                                                          Nature of Beneficial      Percent of
Name                                                                                           Ownership          Common Stock(1)
Steven M. Scott, M.D...................................................................         7,146,193(2)           29.70%
Bertram E. Walls, M.D..................................................................           404,235(3)            1.68
Jacque J. Sokolov, M.D.................................................................           263,423(4)            1.09
John A. Hemingway......................................................................            79,903(5)               *
David W. Singley, Jr...................................................................             5,775(6)               *
Robert V. Hatcher, Jr..................................................................            16,808(7)               *
Stephen D. Corman......................................................................            10,138(8)               *
John P. Mahoney, M.D...................................................................             4,090(9)               *
Richard Janeway, M.D...................................................................            11,451(10)              *
Norman H. Chenven, M.D.................................................................                --                  *
All directors and executive officers as a group (14 persons)...........................         7,983,460(11)          33.18%

 (1) An asterisk (*) indicates less than one percent.
 (2) Includes 6,342,318 shares held by Scott Medical Partners, L.P., of which Dr. Scott is the sole general partner. Also includes 556,061 shares held by two partnerships, the partners of which are Dr. Scott and certain trusts established for the benefit of Dr. Scott's children. Dr. Scott has sole investment power with respect to these shares, but has sole voting power with respect to only 410,961 shares. Voting power with respect to the remaining 145,100 shares is held by Dr. Walls, as trustee of the trusts. Also includes 66,000 shares held by a foundation and 61,714 shares held by two charitable remainder unitrusts with respect to which Dr. Scott shares voting and investment power. Also includes
                                       12

     120,000 shares held by Century Insurance over which Dr. Scott may be deemed to share voting and investment power. Dr. Scott disclaims beneficial ownership of the shares held by Century Insurance. The remaining 100 shares are held directly by Dr. Scott. Dr. Scott's address is 3711 Stoneybrook Drive, Durham, North Carolina 27705. The foregoing information is taken from preliminary proxy materials filed with the Securities and Exchange Commission by Dr. Scott.
 (3) Includes 145,100 shares with respect to which Dr. Walls has voting power and Dr. Scott has investment power. Such shares also are included under the beneficial ownership of Dr. Scott. Also includes 248,915 shares held by certain trusts established for the benefit of Dr. Scott's children with respect to which Dr. Walls, as trustee, holds voting and investment power. Includes 4,000 shares subject to presently exercisable stock options and 4,220 shares reserved for issuance under the Deferred Compensation Plan for Outside Directors (the "Deferred Compensation Plan").
 (4) Includes 183,000 shares subject to presently exercisable stock options and 696 shares reserved for issuance under the Deferred Compensation Plan.
 (5) Includes 20,345 shares subject to presently exercisable stock options.
 (6) Includes 665 shares owned by Mr. Singley's wife.
 (7) Includes 8,000 shares subject to presently exercisable stock options, 5,608 shares reserved for issuance under the Deferred Compensation Plan and 300 shares owned by Mr. Hatcher's wife. Mr. Hatcher disclaims beneficial ownership of the shares held by his wife.
 (8) Includes 5,000 shares subject to presently exercisable stock options and 2,438 shares reserved for issuance under the Deferred Compensation Plan.
 (9) Includes 4,090 shares reserved for issuance under the Deferred Compensation Plan.
(10) Includes 6,000 shares subject to presently exercisable stock options and 4,251 shares reserved for issuance under the Deferred Compensation Plan.
(11) Includes 66,690 shares subject to presently exercisable stock options and 21,303 shares reserved for issuance under the Deferred Compensation Plan.
                                       13

                             EXECUTIVE COMPENSATION
     The following table sets forth the compensation received by the President and Chief Executive Officer of the Company and its four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered to the Company or its subsidiaries during the years ended December 31, 1995, 1994 and 1993:
                           SUMMARY COMPENSATION TABLE

                                                                                                Long Term
                                                                                               Compensation
                                                                                                  Awards
                                                             Annual Compensation                Number of
                                                                             Other Annual       Securities          All Other
                                                      Salary      Bonus      Compensation       Underlying       Compensation (1)
Name and Principal Position                  Year      ($)         ($)           ($)         Options/SARs (#)          ($)
Jacque J. Sokolov, M.D.                      1995     400,000     150,000            --             3,883               4,215
  Chairman of the Board of                   1994      33,333      12,500            --           903,000                  --
  the Company and
  Chief Executive Officer,
  Advanced Health Plans, Inc. (2)
Steven M. Scott, M.D.                        1995     333,333          --        51,492(4)        103,529             165,818
  President and Chief Executive Officer of   1994     357,290     120,000            --            28,588             193,730
  the Company (3)                            1993     362,500     180,000            --                --               3,368
John A. Hemingway                            1995     200,000          --            --            33,883               5,175
  Vice Chairman of the Board,                1994     183,330      19,500            --            93,947               5,250
  Senior Executive Vice President            1993     191,500      36,000            --             6,250               5,050
  and Secretary of the Company
  and President and Chief
  Executive Officer, Coastal
  Physician Services, Inc. (5)
John P. Mahoney, M.D.                        1995     244,294          --            --                --               1,826
  President and Chief Executive Officer,     1994      14,802       8,881            --                --                  --
  Healthplan Southeast, Inc. (6)
David W. Singley, Jr.                        1995     243,897          --            --            63,883              50,120
  Executive Vice President                   1994     181,670      35,000            --           153,947               3,844
  of the Company and Chief Executive         1993     166,100      53,000            --             6,250               2,157
  Officer, Coastal Physician Group of
  Florida, Inc. (7)


(1) Includes for 1995: (i) contributions made under the Company's 401(k) plan of $3,620, $4,000, $1,125, $1,763 and $3,721, for Dr. Sokolov, Dr. Scott, Mr.
    Hemingway, Dr. Mahoney and Mr. Singley, respectively, and (ii) premiums paid for term life insurance policies of $595, $1,566, $4,050, $63 and $522, for Dr. Sokolov, Dr. Scott, Mr. Hemingway, Dr. Mahoney and Mr. Singley, respectively. In addition, the 1995 amount for Dr. Scott includes $160,252 which represents the present value of the imputed interest for premiums paid by the Company under a split dollar life insurance arrangement. The arrangement is designed so that, if the assumptions made under the policy are realized, the Company will recover all of its insurance premium payments. The 1995 amount for Mr. Singley also includes $40,797 of relocation expenses paid by the Company and $5,080 representing the value of the below market rate loan provided to Mr. Singley in connection therewith.

(2) Advanced Health Plans, Inc. is a subsidiary of the Company. See "Agreements with Certain Officers" below.
(3) As noted above, Dr. Scott was placed on sabbatical leave of absence from his positions as President and Chief Executive Officer on May 29, 1996. See "Agreements with Certain Officers" below.
(4) Reflects amount allocated for personal use of the Company's aircraft.

(5) Coastal Physician Services, Inc. is a subsidiary of the Company. Mr. Hemingway was removed as President and Chief Executive Officer of Coastal Physician Services, Inc. in May of 1996.

(6) Healthplan Southeast, Inc. is a subsidiary of the Company. Dr. Mahoney's employment with the Company terminated on January 1, 1996. See "Agreements with Certain Officers" below.
(7) Coastal Physician Group of Florida, Inc. is a subsidiary of the Company. Mr. Singley's employment with the Company terminated on April 30, 1996. See "Agreements with Certain Officers" below.
                                       14

Stock Option Grants
     The following table provides certain information with respect to stock options granted during 1995 to the Named Executive Officers:
                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         Individual Grants
                                                                                                              Potential Realizable
                                                  Number of                                                     Value At Assumed
                                                  Securities   Percent of Total                               Annual Rates of Stock
                                                  Underlying   Options Granted                                 Price Appreciation
                                                   Options     to Employees in      Exercise     Expiration      for Option Term
Name                                              Granted(#)    Fiscal Year(%)    Price($/Sh)       Date        5%($)      10%($)
Jacque J. Sokolov, M.D.                               3,883(1)         0.2            25.75       03/03/05       62,882     159,350
Steven M. Scott, M.D.                               100,000(2)         4.6            25.75       03/03/05    1,619,418   4,103,778
                                                      3,529(1)         0.2            28.33       03/03/05       62,875     159,333
John A. Hemingway                                    10,000(2)         0.5            25.75       03/03/05      161,942     410,378
                                                     20,000(2)         0.9            13.88       11/17/05      174,583     442,411
                                                      3,883(1)         0.2            25.75       03/03/05       62,882     159,350
David W. Singley, Jr.                                10,000(2)         0.5            25.75       03/03/05      161,942     410,378
                                                     50,000(2)         2.3            14.50       05/08/05      455,953   1,155,433
                                                      3,883(1)         0.2            25.75       03/03/05       62,882     159,350

(1) Option vests and becomes fully exercisable on the third anniversary of the date of grant.
(2) Option vests and becomes fully exercisable on the fifth anniversary of the date of grant.
Aggregated Option Exercises and Option Values
     The following table provides certain information concerning the number of securities underlying unexercised options held by each of the Named Executive Officers and the value of such officers' unexercised options at December 31, 1995:
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                                Value of
                                                                                                               Unexercised
                                                                                                                   In-
                                                                                                                the-Money
                                                                                   Number of Securities        Options at
                                                                                  Underlying Unexercised         Fiscal
                                                  Shares                        Options at Fiscal Year-End      Year-End
                                               Acquired on        Value                    (#)                     ($)
Name                                           Exercise (#)    Realized ($)    Exercisable    Unexercisable    Exercisable
Jacque J. Sokolov, M.D.                               --               --        183,000         723,883              --
Steven M. Scott, M.D.                                 --               --             --         132,117              --
John A. Hemingway                                     --               --         20,345         127,830          18,477
John P. Mahoney, M.D.                             10,000          113,928             --              --              --
David W. Singley, Jr.                                 --               --         20,345         217,830          18,477

Name                                          Unexercisable
Jacque J. Sokolov, M.D.                              --
Steven M. Scott, M.D.                                --
John A. Hemingway                                    --
John P. Mahoney, M.D.                                --
David W. Singley, Jr.                                --

401(k) Plan
     The Company maintains a defined contribution retirement and savings plan for all employees who have reached the age of twenty-one and who have completed one year of service with the Company. The plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the plan, a participant may contribute from one to twelve percent of his or her base compensation, not to exceed an amount which would cause the plan to violate Section 401(k) or other applicable sections of the Code. The Company matches contributions in amounts equal to 50% of the first 3% and 25% of the next 3% of each participant's contribution, not to exceed 2.25% of the participant's compensation. All contributions are invested, in accordance with the participant's election, in various investment funds managed by the plan trustee. The Company also may make discretionary contributions from its current or accumulated net earnings which are allocated among all eligible participants' accounts, regardless of whether they currently contribute to the plan, based on a formula which takes into account participants' compensation and allocates a portion of such contribution on the basis of compensation in excess of the Social Security taxable wage base. The Company pays all costs of administering the plan.
                                       15

     Participants in the plan are fully vested in their own contributions and in the earnings attributable to their contributions. A participant becomes 50% vested in the remainder of the participant's account after two years of continuous service, 75% vested after three years and 100% vested after four years of continuous service. The plan permits withdrawals in the event of disability, death, attainment of age 59 1/2, termination of employment or proven financial hardship. In the case of termination of service, a participant's vested account balance is distributed to the participant in a lump sum, installment or annuity form of payment, as described in the plan.
Compensation of Directors
     Each director who is not an officer or employee of the Company (an "Independent Director") receives $20,000 annually for serving as a director plus $1,200 for each meeting of the Board of Directors attended. The respective Chairmen of the Audit and Compensation Committees receive an additional $1,200 annually for services rendered in that capacity. At each director's election, compensation may be paid either currently, in cash, or deferred and paid in cash or in shares of Common Stock at the distribution date of the deferred compensation. Pursuant to the Company's 1994 Independent Directors' Stock Option Plan, an Independent Director who is elected to the Board of Directors automatically receives an option to purchase 3,000 shares of Common Stock and any Independent Director who continues to serve as a director following an annual meeting of shareholders automatically receives an option for 1,000 shares of Common Stock. The respective Chairmen of the Audit and Compensation Committees automatically receive an additional option to purchase 2,000 shares of Common Stock as of the first committee meeting following an annual meeting of shareholders. The exercise price of these options is the fair market value of the underlying shares on the date of grant. The options become exercisable one year from the date of grant and have a ten year term.
Agreements with Certain Officers
     In April 1991, Dr. Scott and the Company entered into a five-year employment agreement which renews automatically each year, unless either party gives notice of nonrenewal, and terminates in any event when Dr. Scott reaches age 70. The employment agreement provides for an annual base salary of $400,000, which is to be reviewed annually by, and can be increased at the discretion of, the Compensation Committee. Dr. Scott is also entitled to incentive compensation in an amount determined at the discretion of the Compensation Committee, based on its consideration of the Company's financial results, the development, implementation and attainment of strategic business planning goals and objectives, increases in the Company's revenues and operating profits, and other factors deemed relevant by the Compensation Committee in evaluating Dr. Scott's performance. Although not a requirement, the target for Dr. Scott's incentive compensation is two percent of the Company's earnings before interest and taxes, not to exceed his annual base salary. In addition, the Compensation Committee may grant Dr. Scott discretionary bonuses from time to time.
     In its discretion, the Compensation Committee may award any incentive or discretionary bonus compensation payable to Dr. Scott as an immediately payable cash payment, a deferred cash payment or in nonqualified stock options. A range of valuation for any such options will be established by the Compensation Committee using the Black-Scholes or binomial pricing model, or other recognized pricing model, or using the assumptions and specifications adopted by the Securities and Exchange Commission (the "Commission") which govern the disclosure of executive compensation in proxy statements and other Commission filings. Any such options will expire after the earlier to occur of the tenth anniversary of the termination of Dr. Scott's employment, the date of Dr. Scott's 70th birthday or the expiration of the maximum term of such options set forth in the stock option plan pursuant to which such options are granted.
     In the event of Dr. Scott's disability prior to the age of 70, he would be entitled to base compensation, incentive compensation and bonus compensation for twelve months. The bonus compensation would equal the average of the bonus compensation paid or payable to Dr. Scott during the thirty-six months preceding the disability. The incentive compensation would equal the greater of (i) the average of the incentive compensation paid or payable to Dr. Scott during the thirty-six months preceding the disability or (ii) an amount equal to (x) 50% of Dr. Scott's base salary for any year in which the Company's revenues and operating profits increased 12% over the prior year, (y) 75% of Dr. Scott's base salary if the Company's annual revenues and operating profits increased 17% over the prior year or (z) 100% of Dr. Scott's base salary if the Company's annual revenues and operating profits increased 22% over the prior year. If the disability is continuous for a period of twelve consecutive months, Dr. Scott would be entitled to receive 75% of his base salary and the averages of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding the disability, which amount shall be increased by five percent annually. In the event of Dr. Scott's death prior to the age of 70, his surviving spouse (or his estate in the event of her death or remarriage) would be entitled to receive for ten years an amount equal to Dr.
                                       16

Scott's base salary and the average of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding his death, which amount shall be increased by five percent annually.

     If the Company terminates Dr. Scott without cause, Dr. Scott would be entitled to receive for the remainder of the then existing five-year term of the agreement his base salary and the averages of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding termination, which amount shall be increased by five percent annually. In the event that Dr. Scott terminates his employment agreement as a result of the Company's material breach thereof, which breach remains uncured for 60 days after written notice, Dr. Scott would be entitled to receive compensation equal to that payable to him upon termination by the Company without cause. In the event that the Company terminates Dr. Scott's employment effective as of the date of the 1996 Annual Meeting and such termination is found to be without cause, the Company estimates that Dr. Scott would be entitled to receive approximately $2.1 million as of such date.

     Effective June 1, 1996, the Company entered into an employment agreement with Mr. Piemont pursuant to which Mr. Piemont became employed as Chief Executive Officer and President of the Company and will be nominated for election to the Board of Directors at such time as a directorship is available and, if so elected to the Board of Directors, to the Executive Committee. The agreement provides for an initial term through December 31, 1996, which, in the event of extension and renewal, would extend through May 31, 1999, and automatically renew annually thereafter. Pursuant to the employment agreement, Mr. Piemont is entitled to receive an initial base salary of $350,000, which may be increased on the basis of criteria established by the Compensation Committee, and a bonus not to exceed 50% of base salary based on the attainment of specified performance criteria. Pursuant to the agreement, the Company also granted to Mr. Piemont options under the Company's 1987 Non-qualified Stock Option Plan to purchase 200,000 shares of Common Stock at an exercise price equal to the fair market value of the shares of Common Stock on the date of grant. The options are exercisable for 10 years from the date of grant and vest at a rate of 5,555 a month over 36 months. In the event that Mr. Piemont's employment is extended beyond December 31, 1996, each year during the term he will be granted additional options to purchase up to 50,000 shares exercisable for ten years at the market price on the grant date, such number of options to be determined by the Compensation Committee based on performance criteria established in advance.

     The employment agreement provides that if the Company terminates Mr. Piemont's employment without "cause" or if Mr. Piemont terminates his employment for "good reason," or if the Company fails to exercise its right to renew the agreement through May 31, 1999, then Mr. Piemont will receive a lump sum payment equal to, (i) in the event of termination on or before May 31, 1997, an amount equal to his then current base salary, and last incentive compensation, payable for the period through May 31, 1999, and (ii) in the event of termination after May 31, 1997, an amount equal to two times his then current base salary and incentive compensation paid in the prior year. In addition, all options held by Mr. Piemont would immediately vest and Mr. Piemont would continue to receive benefits until May 31, 1999. "Cause" includes fraud, dishonesty, substantial and continuing nonperformance by Mr. Piemont of assigned duties, certain criminal conduct and a material breach of the employment agreement. "Good reason" includes the assignment of duties inconsistent with his position or the reduction in his duties or positions, relocation, a breach or noncompliance of the agreement by the Company not immediately remedied and certain changes in the composition of the Board of Directors such that independent members of the Board of Directors on April 4, 1996 do not continue to serve as members of the Board of Directors or any new member is elected or appointed to be Board of Directors who was not approved by a majority of such independent directors. In the event that a "parachute" excise tax would be imposed on any payments to Mr. Piemont, Mr. Piemont would also be entitled to tax reimbursement payments. In the event that Dr. Scott's nominees are elected to the Board of Directors and Mr. Piemont terminates his employment agreement for "good reason" effective as of the date of the 1996 Annual Meeting, the Company estimates that Mr. Piemont would be entitled to receive approximately $936,000 as of such date.

     In connection with its acquisition of Advanced Health Plans, Inc. in November 1994, the Company entered into an employment agreement with Dr. Sokolov. During the five year term of the agreement, the Company is obligated to use its best efforts to cause Dr. Sokolov to be elected Chairman of the Board of Directors. In addition to serving as Chairman, Dr. Sokolov will serve in other appropriate management positions with the Company or its subsidiaries and report directly to the Chief Executive Officer. Dr. Sokolov's base salary under the agreement is $400,000 per year. He also is entitled to receive incentive cash compensation in the amount of not less than $150,000 per year. In addition, in the event the compensation paid to Dr. Sokolov by third parties for speaking and consulting engagements is less than $450,000 per year, Dr. Sokolov will receive from the Company the difference between the amount actually paid as a result of such engagements and $450,000. The employment agreement imposes certain confidentiality obligations upon Dr. Sokolov and contains a covenant not to compete with the Company or solicit its employees for a specified period of time. Under the agreement, Dr. Sokolov is entitled to participate in the employee benefit programs available to other senior executive officers of the Company. The agreement is terminable by either party upon 90 days' notice. If Dr. Sokolov is terminated without cause, he is entitled to
                                       17
receive an ongoing payment of base salary, minimum incentive bonus and speaking and consulting guarantees for the remainder of the unexpired term.
     In April 1995, Mr. Corman entered into an employment agreement with the Company pursuant to which Mr. Corman became employed as Executive Vice President and Chief Financial Officer of the Company. The effective date of the agreement was May 1, 1995, with an initial term continuing through April 30, 1998. Under the agreement, Mr. Corman is entitled to receive an annual base salary of $300,000 and is eligible for an annual incentive bonus to be recommended to the Compensation Committee by the Company's Chief Executive Officer. In addition, pursuant to the agreement, Mr. Corman received options under the Company's 1987 Non-qualified Stock Option Plan to acquire 100,000 shares of Common Stock at an exercise price equal the closing price on the day immediately preceding the date of grant and which vests ratably upon the completion of each year of service during the initial term. The employment agreement imposes certain confidentiality obligations upon Mr. Corman and contains a covenant not to compete with the Company or solicit its employees for a specified period of time. Under the agreement, Mr. Corman is entitled to participate in the employee benefit programs available to other executive officers of the Company. The agreement is terminable by either party upon 90 days' notice. If Mr. Corman's employment is terminated without cause or Mr. Corman ceases to be a member of the Board of Directors for other than (i) Mr. Corman's resignation, (ii) a change in control (defined to mean the acquisition of 51% or more of the Company's voting stock by a person or persons acting in concert), or (iii) a determination that Mr. Corman is not capable or fit to serve, Mr. Corman would be entitled to receive a lump sum payment equal to the greater of his base salary for the remainder of the initial term or an amount equal to his annual base salary.

     In December 1994, in connection with the Company's acquisition of Health Enterprises, Inc. ("Health Enterprises"), Health Enterprises entered into an employment agreement with Dr. Mahoney pursuant to which Dr. Mahoney became employed as President of Health Enterprises. The effective date of the agreement was January 1, 1995, with an initial term continuing through December 31, 1995 and, if not terminated earlier, for successive years through December 31, 1997. Mr. Mahoney's base salary under the agreement was $250,000 per year, subject to annual review and adjustment by Health Enterprises' Board of Directors. The agreement also provided for an annual bonus, of up to $40,000 in 1995, upon attainment of certain mutually agreed upon objectives. The employment agreement imposed certain confidentiality obligations upon Dr. Mahoney and contained a covenant not to compete with the Company or solicit its employees for a specified period of time. The parties to the agreement mutually agreed to terminate the agreement as of January 1, 1996.

     In June 1995, the Company entered into an employment agreement with Mr. Singley. The effective date of the agreement was May 15, 1995, with an initial term continuing through May 14, 1998. Under the agreement, Mr. Singley had primary responsibility for the Company's interests in Florida and reported directly to the Chief Executive Officer. Mr. Singley's base salary under the agreement was $280,000 per year. He also received certain benefits associated with his relocation from North Carolina to Florida. The employment agreement imposed certain confidentiality obligations upon Mr. Singley and contained a covenant by Mr. Singley not to compete with the Company or solicit its employees for a specified period of time. The Company and Mr. Singley mutually agreed to terminate this agreement as of April 30, 1996.
     Pursuant to the 1987 Non-qualified Stock Option Plan of the Company (the "NSO Plan"), all stock options granted to employees under the NSO Plan will become fully vested in the event of a change of control (as defined in the NSO
Plan) if and when an optionholder's (i) employment is terminated for any reason other than death, disability, retirement or cause, (ii) duties and responsibilities are materially changed or decreased without his consent, (iii) compensation is materially reduced or adversely restructured without his consent, or (iv) compensation is not maintained at a level commensurate with similarly situated executives of the Company. For purposes of the NSO Plan, cause means an optionholder's total failure to perform any of the normal duties of employment, conviction of any crime relating to misuse of funds or assets of the Company, or fraud or embezzlement of the funds or assets of the Company. Compensation Committee Interlocks and Insider Participation
     Mr. Hatcher and Dr. Janeway served as members of the Compensation Committee during 1995. From January through April 1995, Mr. Corman also served as a member of the Compensation Committee. Neither Mr. Hatcher nor Dr. Janeway has ever served as an officer or employee of the Company or any of its subsidiaries. Prior to his appointment as Executive Vice President and Chief Financial Officer in May 1995, Mr. Corman had not served as an officer or employee of the Company or any of its subsidiaries.
                                       18

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
General
     The goals of the Company's compensation program for executive officers are to pay competitively, to base compensation on the attainment of performance objectives and to establish compensation levels that will enable the Company to attract and retain physicians and other persons as key executives. To achieve these goals, the Company has established a compensation program consisting of three principal components. The components are base salary, cash incentive bonus awards and discretionary bonuses in the form of equity-based compensation consisting primarily of qualified (i.e., incentive) and nonqualified stock options. The Company strives to structure its compensation program to enable it to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company.
     To ensure that compensation is competitive, the Company subscribes to two nationally recognized data bases which compile executive compensation data with respect to publicly-traded nonmanufacturing companies (including some healthcare organizations) having revenues comparable to the Company's. Of these two data bases, one consists of 394 companies and the other consists of 232 companies. Although the companies included in these data bases are not identical to the companies included in the Managed Care/Health Care Services Composite Index used in the Corporate Performance Graph, the Company believes that the data base companies more accurately reflect the market in which the Company competes for executive talent. The base salaries and incentive bonus award programs for presidents of the Company's subsidiaries and divisional managers are generally targeted to be not less than the 50th percentile nor more than the 75th percentile in the data base surveys.
     The Company pays a premium for physicians that are key executives. In order to recruit and retain physicians as executive officers, it is necessary to pay competitively in the market compared to what such a physician could earn in private professional practice. This necessitates an adjustment to compensation that places the physician executives near the upper ranges of the parameters as determined in the executive compensation surveys.
     The following discussion regarding the base salaries and incentive bonus awards for the Company's executive officers excludes Drs. Scott, Sokolov and Mahoney and Messrs. Piemont, Corman and Singley, whose base salaries and incentive bonuses are governed by the terms of employment agreements with the Company. The employment agreements entered into with Drs. Sokolov and Mahoney were negotiated in connection with acquisitions effected by the Company in 1994. See "Executive Compensation -- Agreements with Certain Officers."
Base Salary
     In addition to competitive compensation data gathered from the database surveys, the Company considers the sustained performance of its executives in establishing base salaries, which involves length of service with the Company, individual performance, scope of responsibilities and successful management of operating subsidiaries or divisions. Determining successful management is based on both qualitative factors, such as leadership qualities, and quantitative factors, such as growth of revenues and operating earnings and management of expenses.
     Historically, including in 1995, the Chief Executive Officer would evaluate the overall performance of the other executives named in the Summary Compensation Table as well as the performance of other key executives. Financial and business goals and objectives would be discussed with key executives and regular meetings of key executives would be held to discuss business strategies, financial and business performance, budgeting matters and strategic planning matters. An executive's overall evaluation would be a combination of a qualitative review by fellow executives and the Chief Executive Officer and the attainment of established business and financial objectives. Pursuant to the Engagement Letter with Price Waterhouse, during the term of the Engagement Letter, the Plan Managers will recommend certain compensation decisions to the Compensation Committee.
     The recommendation for a particular base salary level would be determined primarily by the Chief Executive Officer based on the above factors, with no specified weight being given to any particular performance factor or business or financial objective. The recommendations, together with statistical data from the executive compensation data bases subscribed to by the Company, would be presented to the Compensation Committee for review and approval. Because the financial goals established for determining adjustments to base salary were not met in 1995, the only adjustments in base salaries for executive officers made in 1995 were related to promotions or changes in responsibility.
                                       19

Incentive Bonus Awards
     Early in each fiscal year, the Chief Executive Officer determines the potential incentive bonus available for each executive and submits his recommendations to the Compensation Committee for approval. The potential incentive bonus generally falls between 10% and 35% of the executive's annual base salary and is based upon the achievement by the executive's business unit or subsidiary of specified financial performance goals. Incentive awards generally are paid in cash on a quarterly basis if the relevant business unit or subsidiary meets or exceeds financial performance goals set for the quarter. None of the factors considered in determining an executive's incentive bonus is assigned a specific weight. Incentive bonuses are generally awarded to all executives if substantially all operating subsidiaries and business units meet or exceed the established goals. Because the financial goals established for the payment of incentive compensation were not met in 1995, no incentive bonuses were awarded to executive officers during the year except where required by contract.
Discretionary Bonus Awards/Equity Based Compensation
     The Company also has rewarded its executives with discretionary compensation awards. These discretionary compensation awards generally take the form of incentive stock options and nonqualified stock options. Through the granting of stock options, the Company seeks to align the interests of key employees more closely with those of the Company's shareholders by motivating and rewarding actions which lead to long-term value creation for shareholders. In addition, the Company recognizes that stock options are a necessary part of its competitive compensation program which, as discussed above, is designed to attract and retain qualified executives. As previously mentioned, the companies included in the data bases used for compensation comparisons are not identical to those included in the indexes used in the Corporate Performance Graph because the Company believes that the data base companies more accurately reflect the market in which the Company competes for executives. The discretionary bonus awards are generally targeted to be in the median range of such data base surveys. Generally, options granted to executives and other employees do not vest for at least three years in order to encourage executives and other key employees to remain in the employ of the Company and to encourage a medium-term perspective.
     In 1995, the Company used incentive and nonqualified stock options to achieve the competitive compensation levels it determined to be necessary for a number of key executives, including four of the Named Executive Officers. The options granted to executive officers in 1995 vest over three to five years and, accordingly, are a form of medium-term compensation. The options were granted by the Compensation Committee acting as the stock option committee under the Company's 1991 Stock Option Plan and the Company's 1987 Stock Option Plan. In determining the number of options granted, the Compensation Committee received a recommended list of key employees that was compiled by the Chief Executive Officer and the operating subsidiary presidents. In determining the size of the individual option awards, the number of outstanding unvested options held and the size of previous option awards were not considered.
     In addition, the Company implemented an option replacement program in 1995 for key employees who were not then executive officers. Under this program, selected employees received one option for every two options surrendered. The exercise price of the newly issued options was the market price of the Common Stock on the date of grant. The exercise dates of the replacement options are the same as the dates provided in the original grants.
Chief Executive Officer's Compensation
     Dr. Scott served as the Company's Chief Executive Officer throughout 1995. The compensation of Dr. Scott is determined pursuant to the terms of his employment agreement with the Company. See "Executive Compensation -- Employment Agreements." Dr. Scott's employment agreement provides for an annual base salary of $400,000 and a cash incentive bonus based on a percentage of the Company's earnings before taxes. The agreement also authorizes the Compensation Committee, in its discretion, to adjust Dr. Scott's annual base salary and to award additional bonus compensation. Due to the failure of the Company to meet financial performance goals set for the second quarter of 1995, the Company and Dr. Scott, at Dr. Scott's initiative, mutually agreed to reduce Dr. Scott's annual base salary under his employment agreement to $240,000 for the remainder of 1995. This arrangement became effective on August 1, 1995. Dr. Scott did not receive an incentive bonus for 1995. He was, however, awarded a discretionary bonus in the form of nonqualifed stock options which vest on the third and fifth anniversaries of the date of grant. The award of stock options to Dr. Scott was motivated by a desire to better align all executive officers' compensation with the long-term financial performance of the Company. The number of stock options awarded to Dr. Scott was deemed appropriate relative to the option grants made to other executive officers.
                                       20

     As noted above, on May 29, 1996, Dr. Scott was placed on sabbatical leave from his positions as President and Chief Executive Officer of the Company. Joseph G. Piemont, formerly Executive Vice President and General Counsel of the Company, has been appointed by the Board to serve as President and Chief Executive Officer. Mr. Piemont's employment agreement is described above under "Agreements With Certain Officers."
Section 162(m) of the Internal Revenue Code
     The Company does not expect Section 162(m) of the Code and the proposed regulations thereunder (collectively, "Section 162(m)") to affect the deductibility for federal income tax purposes of the compensation of the Company's five highest paid executive officers in 1995. If and when the deductibility of the compensation of such officers may be impacted by Section 162(m), the Company intends to review the applicability of Section 162(m) to the Company's compensation programs, including its potential impact on stock options awarded under the Company's stock option plans, and to determine the Company's policy with respect to its compliance with Section 162(m).
                             COMPENSATION COMMITTEE
                        Robert V. Hatcher, Jr., Chairman
                             Richard Janeway, M.D.
                                       21

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

Corporate Performance Graph
     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock for each of the last three fiscal years with the cumulative total return of (i) the S & P 500 Index and (ii) a composite of eight managed care/health care services companies. This composite consists of: Phycor, Inc.; Pacific Physicians Services, Inc.; Medaphis Corporation; Humana Inc.; Healthsource, Inc.; U.S. Healthcare, Inc.; Coventry Corporation; and Physicians Corporation of America. The Company has selected these peer issuers based on the greater similarity of their businesses to the Company's business than those companies included in the S & P Health Care Composite Index.
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG COASTAL PHYSICIAN GROUP, INC., S&P 500 INDEX
             AND MANAGED CARE/HEALTH CARE SERVICES COMPOSITE INDEX


                    (Performance Graph Appears Here)


            Coastal      S&P     Managed
 6/21/91      100        100       100
12/31/91      210        110        90
12/31/92      210        115       100
12/31/93      320        120       130
12/30/94      210        120       140
12/29/95      100        160       175

                              CERTAIN TRANSACTIONS
     The Company has entered into various transactions and has continuing relationships with American Alliance Holding Company ("Alliance") and its affiliates, Century Insurance and Medical Risk Prevention Consultants, Inc. ("MRPC") and affiliates thereof. Dr. Scott is the beneficial owner of all of the outstanding shares of common stock of Alliance and, as reported in Dr. Scott's preliminary proxy, may be deemed to share voting and investment power of shares of Common Stock held by Century Insurance. These transactions and relationships are described below.
     The Company and certain of its subsidiaries sublease office space in Durham, North Carolina, consisting of approximately 49,000 square feet, from Alliance under sublease agreements which are generally renewed annually in July. The building is owned by Century Insurance which leases the building to Alliance. During the year ended December 31, 1995, the Company paid Alliance approximately $745,000 under these sublease agreements. Under the sublease agreements, the Company is contingently liable to the holder of a first mortgage on the property for the total rentals specified in the prime lease. The prime lease commenced in August 1988 and has a fifteen-year term requiring minimum lease payments of approximately $788,000 per year for years one through five, $959,000 for years six through ten and $1,166,000 per year for years eleven through fifteen.
     The Company paid approximately $2,330,000 in insurance premiums to Century Insurance for professional liability insurance for itself and its subsidiaries for the year ended December 31, 1995. The Company paid MRPC approximately $387,000 for consulting services related to risk management assistance provided by the Company to certain of its hospital clients for the year ended December 31, 1995. The Company received approximately $1,222,000 for certain computer, financial, statistical and other advice and services provided to Alliance and its subsidiaries for the year ended December 31, 1995.

     The Company leases an office facility in Durham, North Carolina, consisting of approximately 27,000 square feet from Chateau LLC, which is controlled by Dr. Scott. The Company paid approximately $258,000 to Chateau LLC for this space during 1995. The Company also leases 3,600 square feet of space in Rocky Mount, North Carolina from Durham Investment Corp. and 49,992 square feet of space in Ft. Lauderdale, Florida from Coral Ridge Property Land Trust, which entities are also controlled by Dr. Scott. During 1995, the Company paid approximately $90,000 for the Rocky Mount space and $157,000 for the Ft. Lauderdale space. One of Dr. Scott's nominees for election to the Board, Mr. Mitchell W. Berger, has served as trustee under the Coral Ridge Property Land Trust. In addition, the Company leases a clinical facility in Fayetteville, North Carolina, consisting of approximately 5,000 square feet, from Sunco Properties, a general partnership in which Drs. Scott and Walls each have a 50% interest. During 1995, the Company paid Sunco Properties approximately $68,000.

     From time to time during 1995, the Company chartered two airplanes owned by Alliance Aviation, Inc. ("Alliance Aviation"), a wholly-owned subsidiary of Alliance. Charter fees paid by the Company to Alliance Aviation during 1995 totaled approximately $848,000. On March 31, 1995, the Company purchased one of these airplanes from Alliance Aviation. The $6,600,000 purchase price was based upon a third-party appraisal performed on March 6, 1995. The Board of Directors authorized the purchase of the airplane on March 28, 1995. The Company sold the airplane in May 1996 for $6,200,000.
     In connection with the relocation of his family from North Carolina to Florida, Mr. Singley received advances during 1995 from the Company in the amount of $145,147. Under the promissory note issued to the Company by Mr. Singley and his wife for such advances, the principal amount advanced bears interest at an annual rate of three percent. Interest under the note is payable monthly. The principal amount is to be repaid on the earlier of (i) the sale of Mr. Singley's principal residence in Florida, (ii) the date which is 180 days subsequent to the termination of Mr. Singley's employment for any reason or
(iii) August 1, 1998.
                                       23

                                   PROPOSAL 2
    APPROVAL OF CONTINUED IMPLEMENTATION OF THE COMPREHENSIVE BUSINESS PLAN

     To enable shareholders to demonstrate their support for the continued implementation of the Comprehensive Business Plan, an aggressive recovery strategy that was approved and adopted by the Board of Directors and which the Company believes is the best approach to revitalize the Company's operations, restore profitability and maximize shareholder value of the Company, the Board urges shareholders to adopt the following non-binding resolution:

          RESOLVED, that the shareholders of Coastal Physician Group, Inc. ("Coastal"), believing that the most effective way to restore the profitability of, and maximize the value of their investment in, Coastal is to follow the Comprehensive Business Plan approved and adopted by the Board of Directors, hereby approve the continued implementation of the Comprehensive Business Plan.

     As more fully described above under "Background," Dr. Scott presided as President and Chief Executive Officer over a sharp decline in the Company's profitability and market value.2 To reverse this decline, the Board of Directors first retained Price Waterhouse's national business turnaround services unit to conduct an intensive evaluation of the Company's operations and help return the Company to profitability. In March of this year, based on recommendations of senior management and Price Waterhouse, the Board approved the implementation of the Management Action Plan that provided for (1) a review of all aspects of the Company's operations and business units and (2) the implementation of actions to improve the cash flow and financial results of the Company as a whole and to improve the contribution of each business unit to the Company's overall financial and strategic objectives. In April of this year, the Board further unanimously voted to engage Price Waterhouse to implement the Management Action Plan and formed the Independent Committee to supervise the Price Waterhouse Plan Managers.


     Shortly after engaging the assistance of Price Waterhouse, the Company retained the services of Morgan Stanley to assist the Company and Price Waterhouse in developing an overall and comprehensive strategic and financial plan to complement the Company's operational improvements. Following a study of alternatives available to the Company undertaken in conjunction with Price Waterhouse and Morgan Stanley (see "Background"), and based on the strong recommendations of senior management, the Board, in July of this year, approved the Strategic and Financial Plan, which will focus on (i) the divestiture of certain clinical operations and other non-core businesses leaving the Company with the strategic hospital-based contract services and billing businesses, and
(ii) the refinancing and ultimate paydown of debt.

     Specifically, the first step of the Strategic and Financial Plan calls for the exit of the Company from clinical operations and non-strategic assets, leaving in place the core hospital-based contract services and billing businesses. Morgan Stanley and other investment banking firms have already begun to actively market selected assets, including the Company's clinical operations in Florida, Maryland, New Jersey and North Carolina, its Preferred Provider Organization (PPO) in North Carolina, and its New York-based prepaid health services plan for Medicaid recipients. Thus, the Company will concentrate its efforts on its hospital-based and other contract services (Coastal Physician Services, Coastal Emergency Services, MedStaff, Coastal Government Services and Coastal Correctional Healthcare), business management services (Healthcare Business Resources and FirstCollect) and its Southeastern managed care operations (Doctors Health Plan and Healthplan Southeast).
     The second step of the Strategic and Financial Plan calls for the refinancing or paydown of debt. Upon realization of the benefits of operational improvements of the Management Action Plan and the proceeds of the sales of the divested assets, the Company will consider alternative strategies for refinancing the Company's debt arrangements. The Board believes that the Strategic and Financial Plan and the Management Action Plan together enable the Company to concentrate on the effective management of the Company's core operations.

     As of August   , 1996, the Company has not entered into any definitive
agreements with respect to any specific assets to be divested by the Company and no assurance can be given with respect to the prices at which any assets will be sold, the timing of any such dispositions or even that any particular asset will be sold. Furthermore, shareholder approval of the resolution approving the continued implementation of the Comprehensive Business Plan does not constitute approval of the disposition of any specific asset or assets. In the event that the Company is required or otherwise desires to seek shareholder
2Dr. Sokolov has been Chairman of the Company since December of 1994 and Chairman of the Board and Chief Executive Officer of a subsidiary of the Company acquired in November of 1994, Mr. Piemont was Senior Vice President and General Counsel of the Company from August of 1993 until May of 1996 and Mr. Corman has been Executive Vice President and Chief Financial Officer of the Company since May of 1995 and a director of the Company since 1991.

approval of the disposition of one or more assets, the Company will seek shareholder approval at that time and in connection therewith will furnish one or more proxy statements with respect to such transaction or transactions.


     Each of the actions described above was the result of intensive studies undertaken by Price Waterhouse, Morgan Stanley and management for the Board of Directors. The Board believes that the Comprehensive Business Plan is the best available alternative to restore the Company's profitability and truly maximize the value of shareholders' investment in the Company. In the event that the shareholders do not adopt the resolution approving the continued implementation of the Comprehensive Business Plan, the Company will re-evaluate its turnaround strategy and reconsider alternatives to the continued implementation of the Comprehensive Business Plan.

     THE BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE CONTINUED IMPLEMENTATION OF THE COMPREHENSIVE BUSINESS PLAN.
                                   PROPOSAL 3
            CONSIDERATION OF RESOLUTION TO FORM THE SCOTT COMMITTEE
     Dr. Scott has announced that he intends to bring before the 1996 Annual Meeting a non-binding resolution of shareholders seeking the appointment by the Board of Directors of a new committee consisting of purported "independent" non-management directors -- of which any persons nominated for election by Dr. Scott would, if elected, be members -- to consider and recommend to the full Board the best available means by which shareholder value may be maximized (the "Scott Committee").
     The Board recommends a vote AGAINST this proposal.
     The Board believes that the resolution proposed by Dr. Scott is a transparent endeavor to regain control of the Board -- and the Company -- under the guise of "value maximization." As noted above, Dr. Scott presided over a decline in excess of 80% in the market value of the Company during the period from February of 1994 until he was placed on sabbatical leave by the Board in May of this year. In the Board's view, a principal factor behind the decline in the Company's performance was Dr. Scott's failure, as President and Chief Executive Officer, to successfully integrate new businesses undertaken by the Company (at Dr. Scott's behest) into the operations of the Company and implement effective management procedures to control the Company's existing businesses.
     Moreover, Dr. Scott's decision to seek a new committee is completely contrary to his earlier decisions. As a Director, Dr. Scott himself voted in favor of the Management Action Plan, and voted in favor of creating the existing Independent Committee that supervises the implementation of the Management Action Plan and that approved and recommended to the full Board the Strategic and Financial Plan. Notably, prior to announcing his proxy fight, Dr. Scott never suggested to the Board that the entire Company be sold.

     Dr. Scott further purports to seek an "independent" committee of directors. Dr. Scott's proposal, however, would define as "independent" one of his own lawyers, whose firm has previously represented Dr. Scott's interests against the interests of the Company. For example, Berger & Davis, of which Mr. Berger is a partner, represented Coral Ridge Property Land Trust, an entity controlled by Dr. Scott, as landlord in negotiations with subsidiaries of the Company as tenants. In fact, Mr. Berger has served as trustee to the Coral Ridge Property Land Trust. See "Certain Transactions." Unlike Dr. Scott's proposed committee and proposed committee members, the voting members of the existing Independent Committee are all truly independent directors.

     The Board believes that Dr. Scott's resolution is simply a ploy by which Dr. Scott would be enabled to choose which Directors will sit on the committee charged with the future of the Company. Your Board has already committed to and commenced a plan -- the Comprehensive Business Plan -- to maximizing shareholder value of the Company. It has already (with the support of Dr. Scott) formed the Independent Committee to direct the Company's pursuit of the Management Action Plan. And it has followed through on the initial action by retaining independent experts and adopting -- upon the recommendation of the Independent Committee and despite Dr. Scott's vote against -- a comprehensive Strategic and Financial Plan.

     Moreover, Dr. Scott's plan would return control of the Company to Dr. Scott and his supporters notwithstanding the fact that he states that he is not seeking to return to the Company as Chief Executive Officer. Dr. Scott's preliminary proxy materials indicate that if his nominees are elected Dr. Scott and his nominees will constitute only a minority of the Board and will not be able to cause any action to be taken or not taken by the Board. Dr. Scott did not tell shareholders that if his nominees are elected, they, together with Dr. Scott and his two supporters that are already on the Board (Dr. Walls and Mr. Hemingway), would constitute a majority of the Board, and a quorum, and could cause the Board to take action without consent of any other director or stockholder. Your Board believes that shareholders should be aware of Dr. Scott's disingenuous attempt to distance himself from control of the Board, and should consider his resolution in that context.
     THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE RESOLUTION SEEKING FORMATION OF THE SCOTT COMMITTEE.
                                   PROPOSAL 4
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
     The firm of KPMG Peat Marwick LLP, independent certified public accountants, has been the Company's auditor since 1987 and has advised the Company that it does not have any direct financial interest or indirect financial interest in the Company. The Board of Directors, on the recommendation of the Audit Committee, has selected KPMG Peat Marwick LLP as the Company's independent certified public accountants for the year ending December 31, 1996, subject to the approval of the shareholders. One or more representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.
 THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO
   RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT
      CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1996.
                           CERTAIN LEGAL PROCEEDINGS
     On July 9, 1996, Dr. Scott and Bertram E. Walls, M.D., filed, on their own behalf and derivatively on behalf of the Company, an action in the General Court of Justice of the State of North Carolina in the County of Durham against the Company and Dr. Sokolov and Messrs. Piemont and Corman. The plaintiffs allege, among other things, that certain members of the Board of Directors breached their fiduciary duties and wasted corporate assets by removing Dr. Scott from his position as President and Chief Executive Officer of the Company and by approving the entry by the Company into an employment agreement with Mr. Piemont. The plaintiffs allege that these actions were taken to wrongfully remove Scott and to enrich the defendants at the expense of the Company and its stockholders, and that these and other recent actions of the Board of Directors, including the approval of efforts to sell certain corporate assets, were taken in breach of the Board of Directors' duty of care. The complaint seeks as relief, among other things, an order of the court enjoining the Board of Directors from proceeding with potential asset sales, declaring the Piemont employment agreement unenforceable, declaring the Board of Directors' conduct in placing Dr. Scott on leave to be contrary to Delaware law and requiring the Board of Directors to consider ratifying a five-year contract for insurance to be provided by Century Insurance, an entity affiliated with Dr. Scott. In addition, the complaint seeks damages in an unspecified amount in excess of $10,000.00 against the individual defendants. The Company believes that these allegations are without merit and intends to defend the actions vigorously.
                        COST AND METHOD OF SOLICITATION

     The cost of preparing and mailing this Proxy Statement, the Notice of 1996 Annual Meeting of Shareholders and the enclosed proxy will be borne by the Company. While no precise estimate of this cost can be made at the present time, the Company currently estimates that it will spend a total of approximately
$       for its solicitation of proxies, including expenditures for attorneys, solicitors, and public relations advisors and advertising, printing, transportation, litigation and related expenses, but excluding the salaries and wages of regular employees and officers and the normal expenses of an
uncontested proxy solicitation for the election of directors. As of July   ,
1996, the Company has incurred proxy solicitation expenses of approximately
$       . In addition to the use of mail, directors, officers and employees of the Company may solicit proxies personally and by telephone or telecopy. The Company will pay for the cost of these solicitations, but these individuals will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. MacKenzie Partners, Inc. ("MacKenzie") has been retained by the Company to assist in the solicitation of
proxies. The fee for such services will be approximately $       , plus
reimbursement of reasonable out-of-pocket expenses. The Company estimates that
approximately      employees of MacKenzie will be involved in the solicitation of proxies on behalf of the Company. The Company will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for out-of-pocket expenses incurred in forwarding this proxy statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of the Company's Common Stock.
                                 OTHER BUSINESS

     Any shareholder who is a shareholder on the Record Date and at the time of the notice described below may bring business before the Annual Meeting. Pursuant to the Company's Bylaws, written notice of the shareholder's intent to bring such business before the 1996 Annual Meeting must be delivered to the Secretary of the Company not later than the close of business on August 13, 1996. Such notice must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for considering the business, and (ii) the name and address of the shareholder, the class and number of shares of capital stock of the Company owned by such shareholder and any material interest of such shareholder in the proposed business. Shareholders proposing such business must also comply with all applicable requirements of the Exchange Act and the regulations promulgated thereunder with respect to business proposed pursuant to such notice. If the chairman of the meeting determines and declares that the proposing shareholder has not complied with this procedure, the business shall not be considered.


     Except as described above, the Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership of the Common Stock with the Commission. Officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish the Company with copies of all such Section 16(a) reports they file.
     To the Company's knowledge, based solely on its review of the copies of such reports received by the Company and written representations from certain reporting persons that no other reports were required for those persons, during fiscal 1995, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent shareholders were complied with, except that Jonathan E. Kennedy's initial Form 3 after he became Vice President, Corporate Controller and Chief Accounting Officer of the Company on June 15, 1995 was filed late.
                                       27

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS
     Pursuant to Rule a-8 promulgated under the Exchange Act, any shareholder proposal intended for inclusion in the Company's proxy statement and form of proxy relating to the Company's 1997 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company at the Company's principal executive offices on or before [date]. Pursuant to the Company's Bylaws, notice of any business to be brought by shareholders before a meeting of shareholders must be received by the Secretary of the Company not less than 45 days nor more than 60 days prior to the date of the meeting; provided, however, that in the event that less than 45 days' notice or prior public disclosure of the date of the meeting is given, such notice must be received not later than the close of business on the tenth day following the day notice of the meeting date is mailed or public disclosure is made and provided further that such notice must be received not later than the close of business on the seventh day preceding the day on which the meeting is to be held.
By Order of the Board of Directors,

Jacque J. Sokolov, M.D.                                         Joseph G. Piemont
Chairman                                                        President and Chief Executive Officer

Durham, North Carolina
August   , 1996

     If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. at its toll free number: 1-800-322-2885.
                                       28

                                   APPENDIX I
                      SUPPLEMENTAL PARTICIPANT INFORMATION
     Set forth below is (a) the name and business address of each of the participants and their associates (except the Company) in the solicitation made pursuant to this Proxy Statement, and (b) the dates, types and amounts of each participant's purchases and sales of the Company's debt and equity securities within the past two years.

Name and                                                                       Date of          Purchase (P)      Type and
Business Address (1)                                                         Transaction        or Sale (S)      Amount (2)
Jacque J. Sokolov, M.D.................................................
Advanced Health Plans, Inc.
  9000 Sunset Blvd., Suite 800
  Los Angeles, California 90069
Robert V. Hatcher, Jr..................................................
  8401 Patterson Avenue
  Suite 106
  Richmond, Virginia 23229
Stephen D. Corman......................................................   May 9, 1995                P           1,700 shares
  Executive Vice President and Chief Financial Officer
  Coastal Physician Group, Inc.
  2828 Croasdaile Drive
  Durham, North Carolina 27705
John P. Mahoney, M.D...................................................   April 3, 1995              P          11,000 shares(3)
  Pathology Associates                                                    April 3, 1995              S          11,000 shares
  1899 Eider Court                                                        April 6, 1995              P          11,940 shares(3)
  Tallahassee, Florida 32308                                              April 6, 1995              S          11,940 shares
                                                                          December 6, 1995           P          10,000 shares(3)
                                                                          December 6, 1995           S          10,000 shares
                                                                          December 8, 1995           S          35,000 shares
                                                                          December 26, 1995          S           1,900 shares
                                                                          December 6, 1995           S             400 shares
                                                                          February 22, 1996          S           7,295 shares
                                                                          March 26, 1996             S           1,000 shares
Richard Janeway, M.D...................................................   December 14, 1994          P             300 shares
  EVP for Health Affairs                                                  January 31, 1995           P             300 shares
  Bowman Gray Medical Center                                              March, 1995                P             100 shares
  Medical Center Boulevard                                                April 30, 1995             P             200 shares
  Winston-Salem, North Carolina 27157-1003
Norman H. Chenven, M.D.................................................
  Chairman and Chief Executive Officer
  Austin Regional Clinic
  8240 N. MoPac Expressway, St. 300
  Austin, Texas 78759
Joseph G. Piemont......................................................
  President and Chief Executive Officer
  Coastal Physician Group, Inc.
  2828 Croasdaile Drive
  Durham, North Carolina 27705
Robert P. Borchert (4).................................................
  Senior Vice President
  Investor Relations and Corporate
  Communications
  Coastal Physician Group, Inc.
  2828 Croasdaile Drive
  Durham, North Carolina 27705
Dennis I. Simon........................................................
  Senior Managing Director of
  Business Turnaround Services
  Price Waterhouse
  400 South Hope Street
  Los Angeles, California 90071-2889
Bettina M. Whyte.......................................................
  Partner and National Director of
  Business Turnaround Services
  Price Waterhouse
  1201 Louisiana, Suite 2900
  Houston, Texas 77002

(1) The companies named in the table above, to the extent that the participants are officers of such companies, are deemed to be associates of such participants. The addresses of such associates are as given below.
(2) Except as noted, all of the Company's securities purchased and sold were shares of Common Stock.
(3) Shares of Common Stock were acquired pursuant to the exercise of stock options.
(4) As of May 31, 1996, Mr. Borchert beneficially owns less than 100 shares of Common Stock.
     In addition to the persons set forth above, Steven M. Scott, M.D., Bertram
E. Walls, M.D. and John A. Hemingway are directors of the Company, but are not expected to solicit proxies on behalf of the Company. To the Company's knowledge, the dates, types and amounts of each of such person's purchases and sales of the Company's debt and equity securities within the past two years are set forth below:

Name and                                                                        Date of          Purchase (P)      Type and
Business Address (5)                                                          Transaction        or Sale (S)      Amount (6)
Steven M. Scott, M.D....................................................   November 30, 1994          P            100 shares
  3711 Stoneybrook Drive
  Durham, North Carolina 27705
Bertram E. Walls, M.D...................................................      March 17, 1995          P          8,000 shares(7)
  President and Chief Executive Officer                                       March 17, 1995          S          8,000 shares
  Century American Insurance Company
  2828 Croasdaile Drive
  Durham, North Carolina 27705
John A. Hemingway.......................................................         May 4, 1995          P          1,000 shares
  Vice Chairman of the Board of
  Coastal Physician Services, Inc.
  2828 Croasdaile Drive
  Durham, North Carolina 27705

(5) The companies named in the table above, to the extent that the participants are officers of such companies, are deemed to be associates of such participants. The addresses of such associates are as given above.
(6) Except as noted, all of the Company's securities purchased and sold were shares of Common Stock.
(7) Shares of Common Stock were acquired pursuant to the exercise of stock options.
     Except as set forth in the Proxy Statement or this Appendix, to the best of the Company's knowledge, none of the participants or, in the case of clause (a) only, any of their associates (a) owns of record or has direct or indirect beneficial ownership of any securities issued by the Company or any of its subsidiaries; (b) has purchased or sold any securities issued by the Company within the past two years; (c) has incurred any outstanding indebtedness to acquire or hold securities issued by the Company; or (d) has been a party to any contract, arrangement or understanding with respect to any securities of the Company during the past year.
     Except as set forth in the Proxy Statement or this Appendix, to the best of the Company's knowledge, (a) none of the participants or any of their associates has any arrangement or understanding with respect to any future employment or any future transactions with the Company or any of its affiliates, and (b) none of the participants, executive officers of the Company, any person known to the Company to own beneficially or of record more than five percent of any class of Company voting securities, or any of their associates has entered into any transaction or series of similar transactions with the Company or any of its subsidiaries since the beginning of the Company's last fiscal year in which such person had or will have a direct or indirect material interest, and no such transactions are currently proposed.


*******************************************************************************
                              APPENDIX

                                                                           WHITE
                                                                           PROXY

(Logo)                    PRELIMINARY PROXY MATERIALS
                           DATED AS OF JULY 31, 1996
                             SUBJECT TO COMPLETION
                         COASTAL PHYSICIAN GROUP, INC.

                          PROXY SOLICITED ON BEHALF OF
            THE BOARD OF DIRECTORS OF COASTAL PHYSICIAN GROUP, INC.
   THE BOARD RECOMMENDS THAT YOU VOTE (1) FOR THE NOMINEES FOR DIRECTOR NAMED
    BELOW, (2) FOR THE RESOLUTION APPROVING CONTINUED IMPLEMENTATION OF THE COMPREHENSIVE BUSINESS PLAN, (3) AGAINST THE RESOLUTION SEEKING FORMATION OF THE
     SCOTT COMMITTEE AND (4) FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP.
     The undersigned hereby appoints Jacque J. Sokolov, M.D., Stephen D. Corman and Joseph G. Piemont, and each of them, proxies, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Coastal Physician Group, Inc. (the "Company"), to be held at 9:00 a.m., local time, on
         , 1996, at                               and at any adjournments
thereof, to vote all shares of common stock which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposals as specified below by the undersigned.
(1) Election of Directors: Norman H. Chenven, M.D., Robert V. Hatcher, Jr. and Richard Janeway, M.D.

[ ] VOTE FOR all nominees listed above  [ ] WITHHOLD AUTHORITY to vote for all    (Instruction: To withhold authority
(except as marked to the contrary       nominees listed above.                    to vote for any individual nominee,
below).                                                                           print only the name(s) of the
                                                                                  person(s) for whom you wish to
                                                                                  withhold authority in the space
                                                                                  provided below)

(2) Resolution Approving Continued Implementation of the Comprehensive Business Plan (The Board recommends a vote FOR)
                 [ ] FOR                [ ] AGAINST                [ ] ABSTAIN
(3) Resolution Seeking Formation of the Scott Committee (The Board recommends a vote AGAINST)
                 [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

(4) Proposal to approve the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1996
                 [ ] FOR                [ ] AGAINST                [ ] ABSTAIN
                    (PLEASE SIGN AND DATE ON THE OTHER SIDE)

                         Annual Meeting of Shareholders
                                       of
                         COASTAL PHYSICIAN GROUP, INC.
                             2828 Croasdaile Drive
                                Durham, NC 27705
                                                This proxy when properly
                                                executed will be voted in the
                                                manner directed herein by the
                                                undersigned shareholder. IN THE
                                                ABSENCE OF SPECIFIED DIRECTIONS,
                                                THIS PROXY WILL BE VOTED IN
                                                FAVOR OF THE ELECTION OF ALL
                                                NOMINEES NAMED IN THIS PROXY FOR
                                                WHOM AUTHORITY IS NOT
                                                SPECIFICALLY WITHHELD, FOR THE
                                                RESOLUTION APPROVING CONTINUED
                                                IMPLEMENTATION OF THE
                                                COMPREHENSIVE BUSINESS PLAN,
                                                AGAINST THE RESOLUTION SEEKING
                                                FORMATION OF THE SCOTT COMMITTEE
                                                AND FOR APPROVAL OF THE
                                                APPOINTMENT OF KPMG PEAT MARWICK
                                                LLP. The proxies are also
                                                authorized to vote in their
                                                discretion upon such other
                                                matters as may properly come
                                                before the meeting or any
                                                adjournment thereof.
                                                If signing as attorney,
                                                administrator, executor,
                                                guardian, trustee or as a
                                                custodian for a minor, please
                                                add your title as such. If a
                                                corporation, please sign in full
                                                corporate name and indicate the
                                                signer's office. If a partner,
                                                please sign in the partnership's
                                                name.
                                                X
                                                X

                                                Dated                     , 1996

  Please sign exactly as name(s) appear above, date and return promptly in the enclosed envelope.